                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           GEOTEK COMMUNICATIONS, INC.

                                       AND

                       EUROPEAN GATEWAY ACQUISITION CORP.







                                  APRIL 6, 1995

                            STOCK PURCHASE AGREEMENT


          This Stock Purchase Agreement (this "Agreement") dated April 6, 1995 by and between Geotek Communications, Inc., a Delaware corporation ("Seller"), and European Gateway Acquisition Corp., a Delaware corporation ("Buyer").

          Seller desires to sell to Buyer all of Seller's direct and indirect ownership interest in the capital stock of each of Bogen Corporation, a Delaware Corporation ("Bogen"), and Speech Design Gmbh, a German corporation ("Speech Design"), and Buyer desires to purchase all of such interest upon the terms and subject to the conditions set forth herein.

          Accordingly, the parties hereto, intending to be legally bound hereby, agree as follows:

          Article 1. DEFINITIONS.

               1.1  DEFINITIONS.

          "Actual Knowledge" means those matters which are actually known by the person to whom such phrase relates and those matters which such person reasonably would have known or reasonably should have known if he had made due inquiry with regard to such matters.

          "Additional Base Payments" shall have the meaning set forth in Section
2.5 hereof.

          "Adjusted Base Amount" shall mean the product of (i) the Adjusted Value, and (ii) a fraction, (x) the numerator of which is the total number of shares of Buyer Common Stock, other than shares owned by Seller, issued and outstanding as of the date on which the determination is being made, and (y) the denominator of which is the total number of shares of Buyer Common Stock issued and outstanding as of such date (assuming, in each case, that all convertible securities, options, warrants and similar rights outstanding as of such date which are then convertible or exercisable into shares of Buyer Common Stock, other than Buyer Warrants, have been so converted or exercised).

          "Adjusted Value" shall mean the product of (i) the Adjustment Income, and (ii) three; PROVIDED, HOWEVER, in no case shall the Adjusted Value be greater than $60,000,000.

          "Adjustment Income" shall mean a positive dollar amount, if any, equal to the sum of the Pre-Tax Income of Bogen and the Pre-Tax Income of Speech Design for the period from July 1, 1995 through June 30, 1997, as reflected on the Adjustment Income Statements; PROVIDED, HOWEVER, in the event that the sum of the Pre-Tax Income of Bogen and the Pre-Tax Income of Speech Design for the period from July 1, 1996 through June 30, 1997 is ten percent (10%) or more below the Pre-Tax Income of Bogen and the Pre-Tax Income of Speech Design for the period from July 1, 1995 through June 30, 1996, the Adjustment Income shall mean the positive dollar amount, if any, equal to the product of (i) the Pre-Tax Income of Bogen and the Pre-Tax Income of Speech Design for the period from July 1, 1996 through June 30, 1997 and (ii) two. For purposes of the determination of Adjustment Income, the Pre-Tax Income of Bogen and Speech Design shall be multiplied by the Bogen Percentage Ownership and the Speech Design Percentage Ownership, respectively. If the calculation of Adjustment Income does not yield a positive dollar amount, Adjustment Income shall be deemed to be zero.

          "Adjustment Income Statements" shall have the meaning set forth in
Section 2.4(a) hereof.

          "Adjustment Payment Date" shall have the meaning set forth in Section 2.4(g) hereof.

          "Bogen" shall mean Bogen Corporation, a Delaware corporation.

          "Bogen Base Amount" shall mean the product of (i) the Initial Cash Payment and (ii) a fraction (x) the numerator of which is the Bogen Book Value and (y) the denominator of which is the sum of the Bogen Book Value and the Speech Design Book Value.

          "Bogen Book Value" shall mean a dollar amount equal to the product of
(i) the net book value of Bogen as reflected on the Closing Date Balance Sheets and (ii) the Bogen Percentage Ownership.

          "Bogen Common Stock" shall mean shares of the common stock, $.01 par value per share, of Bogen.

          "Bogen Debt" shall have the meaning set forth in Section 4.3 hereof.

          "Bogen Percentage Ownership" shall mean a fraction, expressed as a percentage, (i) the numerator of which is the number of Bogen Shares and (ii) the denominator of which is the total number of issued and outstanding shares of Bogen Common Stock as of the Closing Date.

          "Bogen Permitted Liens" shall have the meaning set forth in Section 3.2(c) hereof.

          "Bogen Shares" shall mean all shares of Bogen Common Stock which Seller beneficially owns, directly or indirectly, as of the date hereof and all additional shares of Bogen Common Stock which Seller, directly or indirectly, acquires pursuant to Section 4.10 or otherwise from and after the date hereof and prior to the Closing Date, which shares shall constitute not less than 99% of the issued and outstanding shares of Bogen Common Stock as of the Closing Date.

          "Buyer" shall mean European Gateway Acquisition Corp., a Delaware corporation.

          "Buyer Common Stock" shall mean shares of common stock, $.001 par value per share, of Buyer.

          "Buyer Obligation" shall have the meaning set forth in Section 2.4(c) hereof.

          "Buyer Private Placement" shall have the meaning set forth in Section 4.2(a) hereof.

          "Buyer's Trust Fund" shall mean the trust account in which the proceeds of Buyer's initial public offering are held, together with all interest thereon, in accordance with Buyer's Certificate of Incorporation.

          "Buyer Voting Stock" shall have the meaning set forth in Section 4.6(b) hereof.

          "Buyer Warrants" shall have the meaning set forth in Section 2.5 hereof.

          "Closings" shall mean, collectively, the First Closing and the Second Closing.

          "Closing Date" shall mean the date upon which the First Closing and the Second Closing occur.

          "Closing Date Balance Sheets" shall mean, collectively, the balance sheets of each of Bogen and Speech Design dated as of the Closing Date, which shall be prepared by each of Bogen and Speech Design and shall be subject to the review and approval of all parties hereto.

          "Closing Price" shall mean for any security, for each day, the last reported sales price on that day or, if no such reported sale takes place on such day, the reported closing bid price, in either case as reported in the principal consolidated transaction reporting system for the United States national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") market on which such security is admitted to trading or listed, or if not so admitted to trading or listed, the last quoted bid price or, if not quoted, the average of the high bid and the low asked prices in the over-the-counter market as reported by NASDAQ or such other system then in use.

          "Extraordinary Items" shall have the meaning ascribed to such term in accordance with United States generally accepted accounting principles including, without limitation, the provision thereof which limits Extraordinary Items to items which possess a high degree of abnormality and would not be reasonably expected to recur in the foreseeable future.

          "First Closing" shall have the meaning set forth in Section 2.7 hereof.

          "Initial Base Amount" shall mean the sum of the Speech Design Base Amount and the Bogen Base Amount, which sum is equal to the Initial Cash Payment.

          "Initial Cash Payment" shall mean a dollar amount equal to (i) the sum of (x) the amount of Buyer's Trust Fund as of the Closing Date and (y) the net cash proceeds of the Buyer Private Placement, if any, less (ii) the expenses incurred by Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation the Buyer Private Placement; PROVIDED, HOWEVER, such amount shall not be greater than $10,000,000.

          "Initial Stock Price" shall mean the least of (i) $5.50, (ii) the Closing Price of shares of Buyer Common Stock on the Trading Day immediately preceding the Closing Date; and (iii) such price per share of Buyer Common Stock as will result in the satisfaction of the proviso set forth in Section 2.2.

          "Liens" shall have the meaning set forth in Section 5.1(g) hereof.

          "Material Adverse Effect" shall mean a material adverse effect on the operations, properties or financial condition of a party and its subsidiaries taken as a whole.

          "New Securities" shall have the meaning set forth in Section 4.6(c) hereof.

          "Option Agreement" shall mean that certain Option Agreement dated 16th of February, 1993 by and among Seller and certain other persons.

          "Option Compensation" shall mean a number of shares of Buyer Common Stock equal to the quotient obtained by dividing (i) the product of (x) the number of shares of Seller Common Stock issued or issuable in connection with the exercise of the Option Agreement and (y) the average Closing Price of Seller Common Stock for the 20 Trading Days immediately preceding the date such shares of Seller Common Stock are issuable, by (ii) the average Closing Price of Buyer Common Stock for the 20 Trading Days immediately preceding the date such shares of Seller Common Stock are issuable; PROVIDED, HOWEVER, in the event that the average Closing Price of Buyer Common Stock for such 20 Trading Days is less than $1.00, Option Compensation shall mean a dollar amount equal to the product of (i) the number of shares of Seller Common Stock issuable in connection with the exercise of the Option Agreement and (ii) the average Closing Price of Seller Common Stock for the 20 Trading Days immediately preceding the date such shares of Seller Common Stock are issuable.

          "Preemptive End Date" shall have the meaning set forth in Section 4.6(a) hereof.

          "Pre-Tax Income" shall mean the sum of (i) income before income taxes, Extraordinary Items and cumulative effects of accounting charges, (ii) an amount equal to all amortization, charges and expenses reflected on the Adjustment Income Statements which were incurred by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (iii) an amount equal to the aggregate compensation paid by Buyer to Yoav Stern and Joram D. Rosenfeld from July 1, 1995 through June 30, 1997; all as calculated in accordance with generally accepted accounting principles applied on a consistent basis.

          "Registration Statement" shall have the meaning set forth in Section 4.11(b) hereof.

          "Second Closing" shall have the meaning set forth in Section 2.7 hereof.

          "Seller" shall mean Geotek Communications, Inc., a Delaware corporation and its affiliates which own shares of Bogen Common Stock.

          "Seller Common Stock" shall mean shares of the common stock, $.01 par value per share of Seller.

          "Seller Obligation" shall have the meaning set forth in Section 2.4(c) hereof.

          "Shares" shall mean, collectively, the Bogen Shares and the Speech Design Shares.

          "Speech Design" shall mean Speech Design Gmbh, a German corporation.

          "Speech Design Base Amount" shall mean the product of (i) the Initial Cash Payment and (ii) a fraction (x) the numerator of which is the Speech Design Book Value and (y) the denominator of which is the sum of the Speech Design Book Value and the Bogen Book Value.

          "Speech Design Book Value" shall mean a dollar amount equal to the product of (i) the net book value of Speech Design as reflected on the Closing Date Balance Sheet, and (ii) the Speech Design Percentage Ownership.

          "Speech Design Shares" shall mean shares of Speech Design Capital Stock having an aggregate nominal value of DM 1,279,600 which Seller, directly or indirectly, owns as of the date hereof.

          "Speech Design Capital Stock" shall mean shares of the capital stock of Speech Design, all of which such shares have an aggregate nominal value of DM 1,960,000.

          "Speech Design Percentage Ownership" shall mean a fraction expressed as a percentage, (i) the numerator of which is the number of Speech Design Shares, and (ii) the denominator of which is the total number of issued and outstanding shares of Speech Design Capital Stock as of the Closing Date.

          "Tax" or "Taxes" shall have the meaning set forth in Section 4.16(g) hereof.

          "Tax Returns" shall have the meaning set forth in Section 4.16(g) hereof.

          "Trading Day" shall mean, for any security, any day on which trades are made or quotations posted on the principal securities exchange or consolidated transaction reporting system for the NASDAQ market or quotation system on which such security is admitted to trading, listed or quoted.

          "Voting Agreement" shall have the meaning set forth in Section 4.7(e) hereof.

          Article 2.     PURCHASE AND SALE.

               2.1 PURCHASE AND SALE OF SHARES. (a) Upon the terms and subject to the conditions set forth herein, at the First Closing Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, the Speech Design Shares.

                    (b) Upon the terms and subject to the conditions set forth herein, at the Second Closing Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, the Bogen Shares.

               2.2 INITIAL CONSIDERATION. (a) The aggregate consideration payable to the Seller at the First Closing for the Speech Design Shares shall be
(i) a dollar amount equal to the Speech Design Base Amount, and (ii) an amount of newly issued shares of Buyer Common Stock equal to the quotient obtained by dividing the Speech Design Book Value by the Initial Stock Price; and

                    (b) The aggregate consideration payable to Seller at the Second Closing for the Bogen Shares shall be (i) a dollar amount equal to the Bogen Base Amount, and (ii) an amount of newly issued shares of Buyer Common Stock equal to the quotient obtained by dividing the Bogen Book Value by the Initial Stock Price;

               PROVIDED, HOWEVER, the shares of Buyer Common Stock issuable to Seller pursuant to Sections 2.2(a)(ii) and 2.2(b)(ii) shall constitute not less than fifty-one percent (51%) of the issued and outstanding shares of Buyer Common Stock immediately following the Closing.

               2.3 PAYMENT AND DELIVERY OF INITIAL CONSIDERATION. (a) At the First Closing, Buyer shall (i) deliver an amount equal to the Speech Design Base Amount, by wire transfer of immediately available funds to an account specified by Seller, and (ii) deliver to Seller a certificate representing the number of shares of Buyer Common Stock issuable to Seller in accordance with Section 2.2(a)(ii) above.

                    (b) At the Second Closing, Buyer shall (i) deliver an amount equal to the Bogen Base Amount, by wire transfer of immediately available funds to an account specified by Seller, and (ii) deliver to Seller a certificate representing the number of shares of Buyer Common Stock issuable to Seller in accordance with Section 2.2(b)(ii) above.

               2.4   ADJUSTMENT OF BASE AMOUNT.

                    (a) Buyer shall calculate and prepare in accordance with generally accepted accounting principles applied in a manner consistent with the application of those principles in Buyer's audited financial statements, income statements for each of Bogen and Speech Design for the twelve month period July 1, 1995 through June 30, 1996 and for the twelve month period July 1, 1996 through June 30, 1997 (the "Adjustment Income Statements") which include line items for the Pre-Tax Income for each of Bogen and Speech Design.

                    (b) Buyer shall engage, at its sole expense, a big six accounting firm (which firm may be Buyer's regular auditors) to conduct a limited review of the Adjustment Income Statements and Buyer shall deliver to Seller, as soon as practicable after June 30, 1997 but not later than September 30, 1997, the Adjustment Income Statements (as modified in accordance with such accounting firm's recommendations) together with such accounting firm's report thereon stating that it is not aware of any material modification that should be made to the Adjustment Income Statements for such statements to be in conformity with generally accepted accounting principles applied in a manner consistent with the application of those principles in the preparation of Buyer's audited financial statements. The Adjustment Income Statements and the related accountants' report as so delivered shall be final and binding on the parties.

                    (c) On October 15, 1997, or such later date as provided for in Section 2.4(g) below, (i) Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account specified by Seller, or by delivery of a number of shares of Buyer Common Stock calculated pursuant to Section 2.4(d), or a combination thereof, the amount, if any, by which the Adjusted Base Amount exceeds the sum of the Initial Base Amount and all Additional Base Payments (such amount to be referred to herein as the "Buyer Obligation"), or (ii) Seller shall deliver to Buyer, by wire transfer of immediately available funds to an account specified by Buyer (x) the amount, if any, by which (A) the sum of the Initial Base Amount and all Additional Base Payments minus (B) $7,500,000, exceeds the Adjusted Base Amount (such amount to be referred to herein as the "Seller Obligation"), and (y) any interest which shall be deemed to be accrued thereon pursuant to Section 2.4(f); PROVIDED, HOWEVER, that in lieu of paying the Seller Obligation, plus any interest accrued thereon, to Buyer as provided in this clause (ii), Seller may, at its sole option, extend to Buyer on the date upon which the Seller Obligation would otherwise be payable hereunder, a loan in a principal amount equal to 200% of the amount of the Seller Obligation plus any accrued interest thereon, which loan shall be evidenced by a promissory note that (i) is repayable on the tenth anniversary of the extension thereof, (ii) bears interest (payable semi-annually) at the rate of 4% per annum and (iii) is subordinate (upon terms satisfactory to Buyer) to all of the indebtedness of Buyer which may be outstanding at any time.

                    (d) Buyer may, at its sole option, in lieu of paying Seller any or all of the Buyer Obligation in cash, elect to deliver to Seller a certificate representing a number of shares of Buyer Common Stock, in order that, immediately following such issuance, Seller shall own the percentage of the total number of issued and outstanding shares of Buyer Common Stock as of such date equal to the difference obtained from subtracting (i) a fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the Initial Base Amount, (2) all Additional Base Payments and (3) all amounts of Buyer Obligation paid to Seller in cash, and (B) the denominator of which is the Adjusted Value from (ii) 100%.

                    (e) In the event Buyer elects to issue equity to third parties in order to finance the payment to Seller of all or part of the cash portion, if any, of the Buyer Obligation, Buyer agrees that it shall issue to Seller, for no additional consideration, such number of shares of Buyer Common Stock as is necessary for Seller to maintain its percentage ownership of Buyer's Common Stock. Buyer may not, without Seller's prior written consent, incur any indebtedness (or issue any security having a preference as to dividends or liquidation over the Buyer Common Stock) or modify the terms of any of Buyer's convertible securities or warrants in order to, or for the purpose of enhancing Buyer's ability to pay to, Seller any or all of the Buyer Obligation.

                    (f) In the event Seller is obligated to pay to Buyer the Seller Obligation, each portion of the Seller Obligation, if any, which is in excess of an amount equal to the Initial Base Amount less $7,500,000 shall be deemed to accrue interest from the date each such amount was first paid to Seller until October 15, 1997 at a per annum rate equal to the average of the prime rates of Morgan Guaranty Trust Company in effect on October 15, 1995, 1996 and 1997.

                    (g) Either Seller, in the case of the Seller Obligation or Buyer, in the case of the Buyer Obligation, may elect to postpone the payment of any or all of such amounts to a date not later than April 15, 1998. In the event that Seller elects to so postpone such payments, the amount so payable by Seller (including the interest deemed to accrue on Additional Base Payments as set forth in Section 2.4(f)), shall accrue interest at a per annum rate equal to the highest rate of interest which Seller is paying any third party on outstanding indebtedness on October 15, 1997 plus 3%. In the event Buyer elects to so postpone such payment, the amount so payable by Buyer shall accrue interest at a per annum rate equal to the highest rate of interest which Buyer is paying any third party on outstanding indebtedness on October 15, 1997 plus 3%. The interest, if any, payable to Seller pursuant to the immediately preceding sentence shall be payable, at Buyer's sole election, in cash or shares of Buyer Common Stock. If Buyer elects to pay such interest in Buyer Common Stock, such shares (i) shall be valued at a price per share equal to the average Closing Price for the ten (10) Trading Days immediately preceding the date of issuance and (ii) shall be issued in addition to the shares of Buyer Common Stock otherwise issuable in satisfaction of the Buyer Obligation. The date upon which Buyer or Seller, as the case may be, makes the payment required pursuant to Section 2.4(c) shall be referred to herein as the "Adjustment Payment Date".

               2.5 ADDITIONAL BASE PAYMENTS. In the event that from and after the Closing Date until the Adjustment Payment Date any warrant, option or other right to purchase shares of Buyer Common Stock which is issued and outstanding as of the Closing Date (collectively, the "Buyer Warrants") is exercised, Buyer agrees that it shall pay to Seller an amount equal to seventy percent (70%) of the cash proceeds received by Buyer upon such exercise. The amount of such payments shall be referred to herein as the "Additional Base Payments."

               2.6 OPTION AGREEMENT. At the First Closing, Seller shall transfer and assign to Buyer and Buyer shall acquire from Seller all of Seller's rights under that certain Option Agreement. In consideration for such assignment, in the event Seller becomes obligated to issue shares of its common stock, $.01 par value per share ("Seller Common Stock") pursuant to the Option Agreement, Buyer agrees that it shall, contemporaneous with the issuance of shares of Seller Common Stock pursuant to the Option Agreement, deliver to Seller the Option Compensation; PROVIDED, HOWEVER, in the event Buyer is obligated to pay Seller a cash amount as Option Compensation, Buyer may, at its sole option, in lieu of paying such cash amount, elect to have Seller retain any shares of Speech Design Capital Stock purchased in connection with the exercise of rights under the Option Agreement; and, PROVIDED, FURTHER, in the event Buyer exercises the Call Option (as defined in the Option Agreement) it shall deliver the purchase price therefor, out of its own funds, in Deutsche Marks, to the appropriate persons in accordance with the terms of the Option Agreement.

               2.7  DATE OF CLOSINGS.   The closings of the sale and purchase
pursuant to Section 2.1(a) (the "First Closing") and Section 2.1(b) (the "Second Closing"), shall take place at the offices of Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York as soon as practicable after all the conditions set forth in Sections 5.1 and 5.2 have been satisfied (or waived by the party having the right to waive such conditions), in the case of the First Closing, and immediately after all conditions precedent set forth in Sections 5.1, 5.2 and
5.3 have been satisfied (or waived by the party having the right to waive such conditions) in the case of the Second Closing (the First Closing and the Second Closing are hereinafter collectively referred to as the "Closings", and the date upon which the First Closing and Second Closing occur shall be referred to as the "Closing Date"). At the Closings, the parties shall execute and deliver the documents and items referred to in Section 6.

          Article 3.  REPRESENTATIONS AND WARRANTIES

               3.1 REPRESENTATIONS AND WARRANTIES AS TO SELLER. Seller hereby makes the following representations and warranties to Buyer (subject to the schedules to this Section 3.1 which will be attached hereto and made a part hereof in accordance with Section 3.5 below):

                    (a) ORGANIZATION AND QUALIFICATION. Seller is a corporation duly organized and existing in good standing under the laws of the state of Delaware. Seller has all requisite corporate power to own its properties and to carry on its business as it is now being conducted.

                    (b) AUTHORIZATION; ENFORCEABILITY. (i) Seller has the requisite corporate power and authority to enter into and perform this Agreement in accordance with all terms hereof; (ii) the execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors and no further consent or authorization of Seller by its Board of Directors or stockholders is required; (iii) this Agreement has been duly executed and delivered by Seller; and (iv) this Agreement constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                    (c) CONSENTS. Other than as set forth on SCHEDULE 3.1(c), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority or third party is required on the part of Seller or any of its subsidiaries in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

                    (d) NO CONFLICTS. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (i) do not result in a violation of Seller's Certificate of Incorporation or By-laws or (ii) assuming Seller obtains the consents of third parties listed on SCHEDULE 3.1(C), conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Seller or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including Federal and State securities laws and regulations) applicable to the Seller or by which any property or asset of Seller is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Seller).

                    (e) INVESTMENT INTENT. Seller is acquiring shares of Buyer Common Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

                    (f) DESCRIPTIONS OF BOGEN AND SPEECH DESIGN. All descriptions of, and references to, Bogen and Speech Design which are contained in the Seller's Annual Report on Form 10-K for the year ended December 31, 1994 are complete and correct in all material respects.

                    (g) ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by Seller in this Agreement and no statement made or contained in any certificate or instrument delivered or to be delivered to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

               3.2 REPRESENTATIONS AND WARRANTIES AS TO BOGEN. Seller hereby makes the following representations and warranties to Buyer (subject to the schedules to this Section 3.2 which will be attached hereto and made a part hereof in accordance with Section 3.5 below):

                    (a) ORGANIZATION AND QUALIFICATION. Each of Bogen and its subsidiaries is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and each has the requisite corporate power to own its properties and to carry on its business as it is now being conducted, except, in each case, as would not have a Material Adverse Effect on Bogen. Each of Bogen and its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect on Bogen.

                    (b)  CAPITALIZATION.   As of the date of this Agreement, the
authorized capital stock of Bogen consists of (i) 25,000,000 shares of common stock, $.001 par value per share, of which approximately 21,620,000 shares are issued and outstanding and (ii) 3,750 shares of preferred stock, par value $100.00 per share, none of which is issued and outstanding. All of Bogen's outstanding shares have been validly issued and are fully paid and non-assessable. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock or other securities of Bogen pursuant to any provision of law, Bogen's Certificate of Incorporation as in effect on the date hereof (the "Bogen Certificate of Incorporation"), Bogen's By-laws as in effect on the date hereof (the "Bogen By-laws"), or any agreement to which Bogen is a party or otherwise. Other than pursuant to the 1994 Bogen Corporation Stock Option Plan or as disclosed in SCHEDULE 3.2(b), as of the date of this Agreement, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Bogen or any of its subsidiaries, or arrangements by which Bogen or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Bogen or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of Bogen or any of its subsidiaries.

                    (c) BOGEN SHARES. Seller, directly or indirectly, is, and at the Closing will be, the beneficial owner of the Bogen Shares, free and clear of any claim, lien, security interest or other encumbrance, other than as disclosed on SCHEDULE 3.2(c) hereof. At the Closing, Buyer will receive valid title to all Bogen Shares, free and clear of any claim, lien, security interest or other encumbrance, other than any claim, lien, security interest or other encumbrance (i) made in connection with the guarantee of outstanding debt of Bogen (the "Bogen Permitted Lien") or (ii) arising as a result of any action or inaction on the part of Buyer.

                    (d) CONDUCT OF BUSINESS. The businesses of Bogen and its subsidiaries are not being conducted, and shall not be conducted through the Closing Date in violation of any law, ordinance or regulation of any governmental entity, except for violations which do not or would not in the aggregate have a Material Adverse Effect on Bogen.

                    (e)  SEC DOCUMENTS, FINANCIAL STATEMENTS.   During the
period from January 1, 1993 until January 31, 1994, Bogen filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all of the foregoing, including all exhibits filed therewith and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the
"Bogen SEC Documents").   Seller has delivered to Buyer true and complete copies
of the Bogen SEC Documents, except for exhibits, schedules and documents incorporated therein which have not been specifically requested by Buyer. As of their respective dates, the Bogen SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Bogen SEC Documents, and none of the Bogen SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Bogen included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. In addition to the Bogen SEC Documents, Seller has provided Buyer with audited financial statements of Bogen as of and for the year ended December 31, 1994 (such financial statements, together with the financial statements included in the Bogen SEC Documents are referred to herein as the "Bogen Financial Statements"). The Bogen Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Bogen and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on SCHEDULE 3.2(e), and except as otherwise indicated in the Bogen Financial Statements, since December 31, 1994, there has been no change in the business, financial condition or affairs of Bogen or its properties or assets, other than such changes which would not have a Material Adverse Effect on Bogen.

               3.3 REPRESENTATIONS AND WARRANTIES AS TO SPEECH DESIGN. Seller hereby makes the following representations and warranties to Buyer (subject to the schedules to this Section 3.3 which will be attached hereto and made a part hereof in accordance with Section 3.5 below):

                    (a) ORGANIZATION AND QUALIFICATION. Each of Speech Design and its subsidiaries, if any, is a corporation duly organized under the laws of the jurisdiction in which it is incorporated, and each has the requisite corporate power to own its properties and to carry on its business as it is now being conducted, except, in each case, as would not have a Material Adverse Effect on Speech Design. Each of Speech Design and its subsidiaries, is duly qualified as a foreign corporation to do business in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect on Speech Design.

                    (b)  CAPITALIZATION.   As of the date of this Agreement, the
authorized capital stock of Speech Design consists of shares of capital stock, having an aggregate of nominal value of DM 1,960,000 of which shares having an aggregate nominal value of DM 1,919,390 are issued and outstanding. All of Speech Design's outstanding shares have been validly issued and are fully paid and non-assessable. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock or other securities of Speech Design pursuant to any provision of law, Speech Design's organizational or governing documentation as in effect on the date hereof (the "Speech Design Organizational Documents"), or any agreement to which Speech Design is a party or otherwise. Except for the Option Agreement or as disclosed in SCHEDULE 3.3(b), as of the date of this Agreement, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Speech Design or any of its subsidiaries, or arrangements by which Speech Design or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Speech Design or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of Speech Design or any of its subsidiaries.

                    (c) SPEECH DESIGN SHARES. Seller, directly or indirectly, is, and at the Closing will be, the record and beneficial owner of the Speech Design Shares, free and clear of any claim, lien, security interest or other encumbrance, other than as disclosed on SCHEDULE 3.3(c) hereof. At the Closing, Buyer will receive valid title to all Speech Design Shares, free and clear of any claim, lien, security interest or other encumbrance other than those arising as a result of any action or failure to act on the part of Buyer.

                    (d) CONDUCT OF BUSINESS. To Seller's Actual Knowledge, the businesses of Speech Design and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which do not or would not in the aggregate have a Material Adverse Effect on Speech Design.

                    (e)  FINANCIAL STATEMENTS.   Seller will have provided Buyer
with the audited financial statements of Speech Design described on SCHEDULE 3.3(e) (collectively, the "Speech Design Financial Statements"). The Speech Design Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto) and fairly present in all material respects the consolidated financial position of Speech Design and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, other than such changes which would not have a Material Adverse Effect on Speech Design.

                    (f) ABSENCE OF UNDISCLOSED LIABILITIES; INTERCOMPANY LIABILITIES. To Seller's Actual Knowledge, except to the extent reflected or reserved for in the Speech Design Financial Statements, as of December 31, 1994, Speech Design did not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, except such liabilities which individually or in the aggregate would not have a Material Adverse Effect on Speech Design. To Seller's Actual Knowledge, as of December 31, 1994, there was no basis for the assertion against Speech Design of any liability of any nature (and in any amount) not fully reflected or reserved for in the Speech Design Financial Statements. SCHEDULE 3.3(f) will set forth all of Speech Design's liabilities to Seller and its affiliates (other than Bogen) as of the date of this Agreement and all liabilities of Seller and its affiliates (other than Bogen) to Speech Design as of the date of this Agreement.

                    (g) BOOKS OF ACCOUNT. All of Speech Design's books of account have been exhibited or made available to Buyer, and to Seller's Actual Knowledge, such books of account accurately record all of Speech Design's transactions during the respective periods covered by them.

                    (h) AGREEMENTS, ETC. SCHEDULE 3.3(h) will contain a list of (i) all agreements and other commitments for the purchase of any materials or supplies that involve an expenditure by Speech Design of more than $25,000; (ii) all notes and agreements relating to any indebtedness of Speech Design for borrowed money; (iii) all leases or other rental agreements under which Speech Design is either lessor or lessee that call for annual lease payments in excess of $25,000; (iv) all other agreements (including, but not limited to, employment agreements), commitments and understandings (written or oral) to which Speech Design is a party or by which it is bound that require payment by Speech Design of more than $25,000 and that cannot be terminated by Speech Design on fewer than 30 days' notice without liability; and (v) all patents, trademarks (including service marks), trademark registrations, and applications for registering patents or trademarks, owned by Speech Design (none of which is subject to a licensing or other agreement with any other person). True and complete copies of all written leases, agreements, commitments and understandings (collectively, the "Speech Design Agreements") referred to in SCHEDULE 3.3(h) will have been made available to Buyer. Each Speech Design Agreement is, and at the Closing will be, in full force and effect, other than such agreements which the failure of such to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Speech Design. There is no existing default by Speech Design under any Speech Design Agreement, and, to the actual knowledge of Seller, there is no existing default under any Speech Design Agreement by any other party to any Speech Design Agreement.

                    (i) TAXES. Speech Design has timely filed all Tax Returns required to be filed with respect to or arising out of its operations and paid all Taxes that are shown to be due and payable on the Tax Returns. There are no claims pending against Speech Design, nor, to the Actual Knowledge of Seller, are there any threatened claims, in each case, for past due Taxes. To Seller's Actual Knowledge, there are no Tax assessments or notices outstanding or threatened against Speech Design and Speech Design has not waived any statute of limitations with respect thereto.

                    (j) ABSENCE OF CERTAIN CHANGES. Since December 31, 1994, Speech Design has operated its business in the ordinary course and consistent with past practices, and has not:

                         (i)  entered into any transactions or incurred any
liabilities or obligations that were entered into or incurred other than in the ordinary course of its business or were unusual in nature or amount;

                         (ii) had any change in its business, financial
condition or affairs, other than changes which would not, individually or in the aggregate, have a Material Adverse Effect on Speech Design;

                         (iii)     paid any dividends, made any other
distributions on, or acquired any shares of, its capital stock or, directly or indirectly, made any other payments or loans of any kind to Seller, or to any employee or affiliate of Seller;

                         (iv) incurred any bank or other indebtedness for
borrowed money, other than in the ordinary course of business or as set forth in
SCHEDULE 3.3(j);

                         (v)   granted or agreed to grant any general increase
in any rate or rates of salaries or compensation to its employees or any specific increase in annual salary or compensation to any agent or employee, or paid or agreed to pay any bonus to any employee, except as set forth in SCHEDULE 3.3(j);

                         (vi)  waived any of its rights or claims having value,
except rights or claims not material in amount waived in the ordinary course of business; or

                         (vii)      violated any laws, ordinances, orders,
injunctions or decrees applicable to it or to the conduct of its business.

                    (k)   OWNERSHIP OF PROPERTIES.  Except as set forth in
SCHEDULE 3.3(k), Speech Design owns outright, free and clear of any security interest, claim or encumbrance, all material property used in its business, including the property reflected on Speech Design's audited balance sheet as of December 31, 1994.

                    (l) EMPLOYEES. Except as set forth in SCHEDULE 3.3(l), or pursuant to applicable law, Speech Design is not a party to or bound by any collective bargaining or other labor agreement, or any pension, retirement, stock purchase, savings, profit sharing, deferred compensation, retainer, consultant, bonus, group insurance or other incentive or benefit contract, plan or arrangement. There has been no strike, slowdown, work stoppage or any other similar labor trouble by Speech Design's employees during the preceding five years and, to Seller's Actual Knowledge, none is threatened.

                    (m) LITIGATION. Except as set forth in SCHEDULE 3.3(m), to Seller's Actual Knowledge, there is no litigation, proceeding or governmental investigation pending or threatened, or any order, injunction or decree outstanding, against or relating to Speech Design or its property or business which could reasonably be expected to have a Material Adverse Effect on Speech Design, nor does Seller Actually Know of any basis for any litigation, proceeding, governmental investigation, order, injunction or decree.

                    (n) PROPRIETARY RIGHTS. To Seller's Actual Knowledge, Speech Design owns or possesses adequate licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information or other rights which are material to its business, and those licenses or rights are sufficient to conduct its business as they have been and are now being conducted. To Seller's Actual Knowledge, Speech Design's operations do not conflict with or infringe, and no one has asserted that those operations conflict with or infringe, any rights of any third party.

               3.4 REPRESENTATIONS AND WARRANTIES AS TO BUYER. Buyer hereby makes the following representations and warranties to Seller (subject to the schedules to this Section 3.4 which will be attached hereto and made a part hereof in accordance with Section 3.5 below):

                    (a) ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized and existing in good standing under the laws of the jurisdiction in which it is incorporated, and has the requisite corporate power to own its properties and to carry on its business as it is now being conducted, except, in each case, as would not have a Material Adverse Effect on Buyer. Buyer is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and where the failure so to qualify would have a Material Adverse Effect on Buyer.

                    (b) AUTHORIZATION; ENFORCEABILITY. (i) Assuming the receipt of approval of Buyer's shareholders of the transactions contemplated hereby, Buyer has the requisite corporate power and authority to enter into and perform this Agreement in accordance with the terms hereof; (ii) the execution and delivery of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by Buyer's Board of Directors and further consent or authorization of Buyer by its Board of Directors is not required; (iii) this Agreement has been duly executed and delivered by Buyer; and (iv) this Agreement constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of creditors' rights and remedies or by other equitable principles of general application.

                    (c)  CAPITALIZATION.   As of the date of this Agreement, the
authorized capital stock of Buyer consists of (1) 50,000,000 shares of common stock, $.001 par value per share, of which 1,925,000 shares are issued and outstanding and (ii) 1,000,000 shares of preferred stock, $.001 par value per share, none of which are issued and outstanding. All of Buyer's outstanding shares have been validly issued and are fully paid and nonassessable. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock or other securities of Buyer pursuant to any provision of law, Buyer's Certificate of Incorporation as in effect on the date hereof (the "Buyer Certificate of Incorporation"), Buyer's By-laws as in effect on the date hereof (the "Buyer By-laws"), or any agreement to which Buyer is a party or otherwise. Other than the Buyer Warrants, as of the date of this Agreement, there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Buyer or any of its subsidiaries, or arrangements by which Buyer or any of its subsidiaries is or may become bound to issue additional shares of capital stock of Buyer or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, or commitments to purchase or acquire, any shares, or securities or rights convertible into shares, of capital stock of Buyer or any of its subsidiaries.

                    (d) CONSENTS. Other than as set forth on SCHEDULE 3.4(d), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority or third party is required on the part of Buyer in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

                    (e) BUYER SHARES. The shares of Buyer Common Stock to be issued, sold and delivered to Seller in accordance with the terms hereof, when so issued, sold and delivered, will be duly and validly issued, fully paid and nonassessable. All Buyer Shares will be issued free of any preemptive or similar right and free and clear of any claim, lien, security interest or other encumbrance, other than any claim, lien, security interest or other encumbrance arising as a result of any action or inaction on the part of Seller. Assuming the accuracy of Seller's representations and warranties hereunder, the issuance to Seller of Buyer Common Stock pursuant to this Agreement is exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) of the Securities Act and will be issued in compliance with all applicable securities laws of each state whose securities laws may be applicable thereto.

                    (f) NO CONFLICTS. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby (i) assuming receipt of approval of Buyer's shareholders of the transactions contemplated hereby, do not result in a violation of the Buyer Certificate of Incorporation or the Buyer By-laws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Buyer or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including Federal and State securities laws and regulations) applicable to Buyer, any of its subsidiaries or by which any property or asset of Buyer or any of its subsidiaries is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer).


                    (g) CONDUCT OF BUSINESS. The businesses of Buyer and its subsidiaries are not being conducted, and shall not be conducted through the Closing Date in violation of any law, ordinance or regulation of any governmental entity, except for possible violations which either singly or in the aggregate do not have a Material Adverse Effect on Buyer. Other than as contemplated by Buyer's prospectus dated October 7, 1993 (the "Prospectus"), Buyer has not conducted any business or operations. As of the date hereof, the market value of the Buyer's Trust Fund is approximately $7,800,000.

                    (h)  SEC DOCUMENTS, FINANCIAL STATEMENTS.   Buyer has filed
all reports, schedules, forms, statements and other documents required to be filed by it since its formation with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing, including all exhibits filed therewith and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter
referred to herein as the "Buyer SEC Documents").   Buyer has delivered to
Seller true and complete copies of the Buyer SEC Documents, except for such exhibits, schedules and documents incorporated therein which Seller has not specifically requested. As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. In addition to the Buyer SEC Documents, Buyer has provided Seller with audited financial statements of Buyer as of and for the year ended December 31, 1994 (such financial statements, together with the financial statements contained in the Buyer SEC Documents are referred to herein as the "Buyer Financial Statements"). The Buyer Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth on SCHEDULE 3.4(h), since December 31, 1994, there has been no material adverse change in the business, prospects, financial condition or affairs of Buyer or its properties or assets. The Prospectus did not, as of the date thereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (i) INVESTMENT COMPANY. Buyer is not an "investment company" or a company controlled by an "investment company" within the meaning of such term in the Investment Company Act of 1940, as amended.

                    (j) ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty made by Buyer in this Agreement and no statement made or contained in any certificate or instrument delivered or to be delivered to Seller pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

               3.5 DELIVERY OF SCHEDULES. The parties hereto agree that all schedules hereto shall be delivered to the other party as soon as practicable after the date hereof, but in no event later than April 30, 1995. In the event that information contained in the schedules materially and adversely differs, in the aggregate, from the information previously disclosed to, or known to, a party, such party shall have three (3) business days from the date it receives such schedules to notify the other party hereto that it elects (i) to terminate this Agreement, and upon receipt of such notice, this Agreement shall terminate or (ii) to proceed to Closing, in which event the representations and warranties shall be deemed modified by such schedules. If the scheduled information does not materially and adversely affect the information previously disclosed or known, the parties must proceed to Closing.

          Article 4.     COVENANTS OF THE PARTIES.

               4.1   ACCESS TO INFORMATION.    (a) Prior to the Closings, Seller
shall cause each of Bogen and Speech Design to permit Buyer and its representatives to make such reasonable investigation of the properties and business of each of Bogen and Speech Design as Buyer may wish and shall give Buyer and its counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closings to all the property, books, agreements, records, files and personnel of each of Bogen and Speech Design and Seller shall cause each of Bogen and Speech Design to furnish Buyer during that period with all documents and copies of documents (certified as true and complete, if requested) and information concerning the business and affairs of each of Bogen and Speech Design as Buyer may reasonably request. Buyer shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Buyer, (ii) becomes part of the public domain after disclosure through no fault of Buyer, (iii) is known to Buyer or any of its officers or directors prior to disclosure, or (iv) is disclosed in accordance with the written consent of Seller. In the event this Agreement is terminated prior to the Closings, Buyer shall, upon the written request of Seller, promptly forward all copies of all documentation and information provided by Seller to Buyer in connection herewith.

                    (b) Prior to the Closings, Buyer shall permit Seller and its representatives to make such reasonable investigation of the properties and business of Buyer as Seller may wish and shall give Seller and its counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closings to all the property, books, agreements, records, files and personnel of Buyer and Buyer shall furnish Seller during that period with all documents and copies of documents (certified as true and complete, if requested) and information concerning the business and affairs of Buyer as Seller may reasonably request. Seller shall hold, and shall cause its representatives to hold confidential, all such information and documents, other than information that (i) is in the public domain at the time of its disclosure to Seller, (ii) becomes part of the public domain after disclosure through no fault of Seller, (iii) is known to Seller or any of its officers or directors prior to disclosure, or (iv) is disclosed in accordance with the written consent of Buyer. In the event this Agreement is terminated prior to the Closings, Seller shall, upon the written request of Buyer, promptly forward all copies of all documentation and information provided by Buyer to Seller in connection herewith.

               4.2 CONDUCT OF BUSINESS PENDING THE CLOSINGS. Prior to the Closings, other than as contemplated hereby, Buyer shall comply with and Seller shall cause each of Bogen and Speech Design to comply with the provisions set forth below:

                    (a) Other than the sale by Buyer of equity or debt securities, the net proceeds of which shall be included in the Initial Cash Payment (subject only to the definition of Initial Cash Payment contained in Section 1.1 hereof) or the consummation of bridge debt financing, the terms and conditions of each of which transactions shall be approved by Seller in writing (the "Buyer Private Placement"), no securities or material assets or rights of Bogen, Speech Design or Buyer shall be sold, transferred or otherwise disposed of (nor may any such transaction be authorized) without the prior written approval of Seller or Buyer, as the case may be;

                    (b) Each of Bogen, Speech Design and Buyer shall operate its business in the ordinary course and consistent with its past practices, shall pay its accounts payable and collect its accounts receivable in a manner consistent with past practices, and shall not incur any obligation or liability that is unusual in nature or amount other than in the ordinary course of business and in an amount or amounts consistent with past practice;

                    (c) Seller or Buyer, as the case may be, shall promptly notify the other party in writing of, and furnish to the other party any information such party may request with respect to, the occurrence of any event or the existence of any state of facts that would result in any of its representations and warranties not being true if they were made at any time prior to or as of the date of the Closings;

                    (d) None of Bogen, Speech Design or Buyer shall grant or agree to grant any bonuses to any employee, any general increase in the rates of salaries or compensation of its employees or any specific increase to any employee or provide for any new pension, retirement or other employment benefits to any of its employees or any increase in any existing benefits other than consistent with past practice;

                    (e) None of Bogen, Speech Design or Buyer shall declare, set aside or pay any dividends or other distributions in respect of its capital stock; redeem, purchase or otherwise acquire any of its capital stock; or make any direct or indirect payment or loan to any shareholder or to any employee or affiliate of any shareholder;

                    (f) None of Bogen, Speech Design or Buyer shall amend its certificate of incorporation or by-laws or other organizational documents or enter into any merger or consolidation agreement except, in the case of Bogen, a merger pursuant to which Seller, directly or indirectly, acquires all of the shares of Bogen Common Stock not currently owned by it;

                    (g) None of Bogen, Speech Design or Buyer shall waive any of its rights or claims having value, except rights or claims not material in amount waived in the ordinary course of business;

                    (h) Each of Bogen and Speech Design shall use its best efforts to maintain and preserve its business organization intact, to retain its present employees so that they will be available after the Closings and to maintain its relationships with customers, suppliers of programming and others so that those relationships will be preserved after the Closings;

                    (i) Each of Bogen, Speech Design and Buyer shall maintain in full force and effect all insurance in effect on the date of this Agreement; and

                    (j) Each of Bogen, Speech Design and Buyer shall duly comply with all laws, ordinances, orders, injunctions and decrees applicable to it and to the conduct of its business.

               4.3  DISCHARGE OF CERTAIN LIABILITIES; SUBSTITUTE GUARANTEE.
(a) Immediately prior to or simultaneously with the Closings, each of Seller and Bogen shall cause the amount of all outstanding principal and interest owed by Bogen to Seller and any of its subsidiaries and affiliates (the "Bogen Debt") to be converted into shares of Bogen Common Stock. The issuance of Bogen Common Stock as a result of such conversion, if any, shall be based upon the Bogen Book Value per share. Such shares of Bogen Common Stock shall be included in the Bogen Shares.

                    (b) Buyer and Seller agree that they shall use all reasonable efforts to (i) have Seller assign to Buyer as of the Closing Date or as soon thereafter as practicable, all of its obligations under a currently existing guarantee by Seller of the Bogen Debt and (ii) cause such currently existing guarantee be released; PROVIDED, HOWEVER, Seller agrees that it shall continue to guaranty Bogen indebtedness to CIT Group/Credit Finance, Inc. upon terms and conditions which are no less favorable to Seller than the current guaranty, until such time as Seller no longer controls the ability to elect a majority of the members of the Board of Directors of Buyer (whether by termination of the Voting Agreement or by the fact that Seller no longer owns a majority of the issued outstanding shares of Buyer Voting Stock).

               4.4 RULE 144. Buyer hereby covenants that, following the Closings (i) it shall comply with the current public information requirements of Rule 144(c)(1) promulgated under the Securities Act and (ii) at all times Rule 144 is available to Seller for sales of Buyer Common Stock issued to Seller pursuant to this Agreement, Buyer will furnish Seller, upon Seller's request, all information within Buyer's possession required for the preparation and filing of Form 144.

               4.5  SALES OF BUYER COMMON STOCK BY SELLER; PLEDGE OF BUYER
COMMON STOCK.   (a)   Seller agrees that it shall not, prior to October 15,
1997, without the prior written consent of Buyer, sell any shares of Buyer Common Stock issued to Seller in connection with this Agreement, either (i) in a public offering, or (ii) in the open market. Seller agrees that prior to selling any shares of Buyer Common Stock which were issued to Seller in connection with this Agreement, other than sales through a public offering or in the open market pursuant to Rule 144 promulgated under the Securities Act, it shall notify Buyer in writing of the terms upon which Seller is prepared to sell such shares and offer to Buyer the opportunity to purchase such shares upon such terms. Buyer shall promptly, but in any event within fifteen (15) days of its receipt of Seller's notice, notify Seller of whether it intends to accept such offer. If Buyer elects to accept Seller's offer, Buyer shall have thirty (30) days from the date of its receipt of Seller's offer to enter into an agreement with Seller and shall have an additional one hundred twenty (120) days from the date of such agreement to close the sale of the securities. In the event Buyer shall not accept such offer or not enter into an agreement with Seller, Seller shall thereafter have the right until the later of sixty (60) days from the date Seller receives such notice or the date negotiations with respect to such agreement are terminated, to enter into an agreement to sell such securities upon terms which shall be no less favorable to Seller then the terms contained in Seller's offer to Buyer; PROVIDED, HOWEVER, that any sale pursuant to such agreement shall be consummated within one hundred twenty (120) days of the date of any such agreement. In the event Buyer and Seller enter into such an agreement but the transactions contemplated thereby do not close within the time period set forth above other than as a result of Seller's failure to satisfy the terms and conditions thereof, Seller shall have the unlimited right to sell such securities on terms and conditions which it may determine in its sole discretion.

                    (b) Notwithstanding anything to the contrary contained in this Agreement, Buyer and Seller acknowledge and agree that (i) Seller may pledge, as collateral security for indebtedness, any or all of the shares of Buyer Common Stock issued to Seller pursuant to this Agreement, and (ii) at any time after the pledgee of such shares becomes the record owner of such shares, such pledgee may, subject to the terms and conditions of any documentation governing such pledge and applicable law, (x) exercise the registration rights contained in Section 7 hereof, and/or (y) sell such shares

(notwithstanding that such registration rights would not otherwise be exercisable prior to October 15, 1997 and that the sale of such shares would otherwise be subject to restrictions under this Agreement).

               4.6 ISSUANCE AND SALE OF BUYER COMMON STOCK BY BUYER. (a) Following the Closing, until that date which is fifteen (15) days after the Adjustment Payment Date (or the next succeeding business day) (the "Preemptive End Date"), in the event Buyer intends to sell or issue New Securities (whether for cash or upon exercise of warrants, options or otherwise) and, after giving effect to such sale or issuance, Seller would own less than a majority of the issued and outstanding shares of Buyer Common Stock (assuming for such purposes all New Securities which are convertible or exercisable into shares of Buyer Common Stock have been so converted or exercised), Buyer shall grant to Seller the right to purchase, at Market Price (as defined below), a pro rata share of all or any part of such New Securities. A pro rata share, for purposes of this
Section 4.6, is the ratio that (i) the sum of (x) the number of shares of Buyer Common Stock held by Seller at the time of determination and (y) the number of shares of Buyer Common Stock issuable upon conversion or exercise of securities convertible or exercisable into shares of Buyer Common Stock held by Seller at such time, bears to (ii) the sum of the (x) the total number of shares of Buyer Common Stock then issued and outstanding and (y) the total number of shares of Buyer Common Stock issuable upon conversion or exercise of securities convertible or exercisable into shares of Buyer Common Stock then issued and outstanding; PROVIDED, HOWEVER, in no event shall the pro rata share exceed such number of shares as is necessary to cause Seller to own a majority of the issued and outstanding shares of Buyer Common Stock immediately following such issuance (assuming for such purposes all securities which are convertible or exercisable into shares of Buyer Common Stock have been so converted or exercised).

                    (b) "New Securities" shall mean (i) any shares of Buyer Common Stock, whether now authorized or not, (ii) any rights, options or warrants to purchase shares of Buyer Common Stock, (iii) securities of any type whatsoever that are, or may become, convertible or exercisable into shares of Buyer Common Stock or (iv) securities of Buyer which entitle the holder thereof to vote in the election of directors of Buyer ("Buyer Voting Stock").

                    (c) In the event Buyer proposes to undertake an issuance of New Securities, it shall give Seller written notice of its intention, describing the type of New Securities, and the price and general terms upon which Buyer proposes to issue the same. Seller shall have twenty-five (25) days from the date of receipt of any such notice to agree to purchase up to its pro rata shares of such New Securities by giving written notice to Buyer stating therein the quantity of New Securities to be purchased. In the event Seller exercises such right, the purchase price for such securities shall equal the product of
(i) the average Closing Price of Buyer Common Stock for the twenty (20) Trading Days immediately preceding the date Seller receives such notice (the "Market Price") (adjusted, as appropriate, in the event the New Securities are securities which are exercisable for or convertible into Buyer Common Stock), and (ii) the number of shares of Buyer Common Stock or other securities to be purchased by Seller (treating securities which are exercisable for or convertible into Buyer Common Stock on an as converted basis).

                    (d) In the event Seller fails to exercise the purchase right contained in Section 4.6(a) within such twenty-five (25) day period, Buyer shall have ninety (90) days (or, in the event the New Securities are to be sold in an underwritten public offering, one hundred fifty (150) days) thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within sixty (60) days from the date of such agreement) to sell such New Securities at the price and upon general terms no more favorable to the purchaser of such securities as the terms specified in Buyer's notice to Seller. In the event Buyer has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within sixty (60) days from the date of said agreement), Buyer shall not thereafter issue or sell any New Securities, without first offering such securities to Seller in the manner provided above.

                    (e) Notwithstanding anything to the contrary contained in Sections 4.6(a)-(d), Seller shall not have a right to purchase any New Securities which are convertible or exercisable into shares of Buyer Common Stock until such time as such New Securities have been so converted or exercised, unless prior to being so converted or exercised such new securities constitute Buyer Voting Stock.

                    (f) In the event that at any time on or prior to the Preemptive End Date, Seller shall own less than a majority of the issued and outstanding shares of Buyer Voting Stock (assuming for such purposes all securities owned by Seller or any third party which are convertible or exercisable into shares of Buyer Voting Stock outstanding at such time have been converted or exercised), Seller shall have the right to purchase such number of additional shares of Buyer Common Stock in order that immediately following such issuance it shall own a majority of the issued and outstanding shares of Buyer Voting Stock. The purchase price per share of Buyer Common Stock purchased by Seller pursuant to the immediately preceding sentence, shall equal the average Closing Price of Buyer Common Stock for the twenty (20) Trading Day period immediately preceding the date of such purchase.

               4.7 GOVERNANCE OF BUYER. (a) Buyer agrees that as of the Closings the following actions shall have been taken: (i) the Buyer By-laws shall have been amended to provide for a Board of Directors consisting of eight members, (ii) Yoav Stern, Joram D. Rosenfeld, David Jan Mitchell and four individuals designated by Seller shall have been nominated as directors of Buyer, and (iii) Eitan Nahum shall have been elected as Chief Executive Officer of Buyer and appointed to the Board of Directors. Seller agrees that with respect to voting on any and all issues regarding (i) intercompany transactions between Buyer and Seller, and (ii) the decision on whether to pay the Buyer Obligation, if any, in cash or shares of Buyer Common Stock, or a combination thereof, Seller shall cause all but one, or, in the event Seller has five designees, all but two of its designees to be excused from the meeting at which such vote is taken, and shall cause the remaining designee or designees to abstain from voting on such issue. The Buyer By-laws shall also be amended to provide that Seller's designees on the Board of Directors shall have the authority at any time to increase the size of the Board to nine members and to fill the vacancy created thereby with an additional designee.

                    (b) As of the Closings, the Buyer By-laws shall have been amended to provide that the Board of Directors of Buyer shall form (i) an executive committee which, subject to the general authority of the Board of Directors, will have the authority to act on all matters regarding the compensation of employees and directors of Buyer, the finance of Buyer and such other matters as the Board of Directors shall designate and (ii) an audit committee. The executive committee and audit committee shall each consist of five directors, two of whom shall be Seller's nominee, one of whom shall be the Chief Executive Officer of Buyer and two of whom shall be Messrs. Joram Rosenfeld and Yoav Stern, or their designees. All matters to be determined by the executive committee and audit committee must be approved by the affirmative vote of a majority of its members, including the affirmative vote of both committee members designated by Seller. All executive committee members who are not employees of Buyer or Seller shall receive an annual fee of $50,000 (payable in arrears monthly) for four years or such lesser period during which they serve on the executive committee; PROVIDED, HOWEVER, if either of Yoav Stern or Joram Rosenfeld are employees of Buyer each, as the case may be, shall be entitled to receive such fee regardless of the fact that they may receive additional compensation from Buyer as an employee of Buyer. At the request of the executive committee, the two executive committee members who are not either Seller's designee or the Chief Executive Officer, shall assist Buyer in its investor relations and merger and acquisition activities.

                    (c) The following matters will require the unanimous vote of the Board of Directors, excluding the Chief Executive Officer, in order to be acted upon:

                         (i)  the dismissal, appointment or changing of duties
of the Chief Executive Officer, legal counsel or independent auditors of Buyer;

                         (ii) the issuance of any shares of capital stock of
Buyer or any securities convertible or exercisable into shares of capital stock of Buyer (other than to Seller in accordance with this Agreement); or

                         (iii)     the sale, conveyance or other disposal of a
majority of Buyer's property or business, or the merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation), or the effectuation of any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of Buyer is disposed of.

                    (d) Seller agrees that if substantially all of the shares of the Buyer Common Stock issued to Seller pursuant to this Agreement are foreclosed upon by a creditor to whom Seller has granted a security interest therein pursuant to Section 4.5(b), upon consummation of such foreclosure, Seller shall use its best efforts to effect the resignations, as directors of Buyer, of the directors designated by Seller.

                    (e) Seller and Buyer agree that Seller, Buyer, Yoav Stern, Joram Rosenfeld and David Jan Mitchell shall at the Closing execute and deliver a voting agreement in form and substance reasonably satisfactory to the parties (the "Voting Agreement"), pursuant to which, until the Preemptive End Date, each of Messrs. Stern, Rosenfeld and Mitchell shall agree to vote all shares of Buyer Common Stock or other Buyer Voting Stock which they have the right to vote in the election of Buyer's directors in accordance with Seller's instructions.

               4.8 CONVERSION OF BOGEN OPTIONS. At the Second Closing, each issued and outstanding option to purchase shares of Bogen Common Stock issued pursuant to the 1994 Bogen Corporation Stock Option Plan (the "Bogen Option Plan"), shall be converted (whether by the adoption of a new plan or otherwise) into options (the "New Options") to purchase such number of shares of Buyer Common Stock as is determined by the product of (i) a fraction, the numerator of which is the Bogen Book Value and the denominator of which is the sum of the Bogen Book Value and the Speech Design Book Value, (ii) a fraction, the numerator of which is the number of shares of Bogen Common Stock issuable upon exercise of such option and the denominator of which is the total number of issued and outstanding shares of Bogen Common Stock as of the Closing Date, and
(iii) the number of shares of Buyer Common Stock issued and outstanding immediately following the Closing Date. Each New Option shall have substantially similar terms and conditions, including, without limitation, the vesting period, as the corresponding option which is currently outstanding under the Bogen Option Plan. Promptly after the Second Closing, Buyer shall prepare and file with the SEC a registration statement on Form S-8 registering the shares of Buyer Common Stock issuable upon exercise of the New Options, and will thereafter use its best efforts to cause such registration statement to be declared effective as soon as possible.

               4.9 FINANCIAL STATEMENTS. Seller agrees that it shall cause each of Bogen and Speech Design to prepare and deliver, at its own expense, all financial statements necessary to be included in the proxy statement to be distributed in connection with the meeting of Buyer's stockholders to vote upon the transactions contemplated hereby (the "Proxy Statement"); PROVIDED, HOWEVER, in the event the Closing occurs, Buyer shall reimburse Seller for all expenses incurred in connection with the preparation and delivery of such financial statements.

               4.10 PURCHASE BY SELLER OF BOGEN COMMON STOCK PRIOR TO THE CLOSING. Seller agrees that, prior to the Closing, it shall use its reasonable efforts to acquire or cause one or more of its subsidiaries to acquire, pursuant to a transaction which complies with Section 253 of the Delaware General Corporation Law or otherwise, all issued and outstanding shares of Bogen Common Stock which it, directly or indirectly, does not own as of the date hereof.

               4.11 PROXY STATEMENT/PROSPECTUS; REGISTRATION. (a) Buyer shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and shall use all reasonable efforts to mail the Proxy Statement on the earliest practicable date. Seller shall promptly furnish to Buyer all information, and take such other actions, as may reasonably be requested in connection with any action to be taken by Buyer in connection with the immediately preceding sentence. Buyer shall have the right to review and provide comments to the Proxy Statement prior to the filing of the Proxy Statement with the SEC. The information provided and to be provided by Buyer and Seller, respectively, for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading.

                    (b) As soon as practicable after the Closing Date but in no event later than thirty (30) days thereafter, Buyer shall have caused to become effective a shelf registration statement on Form S-3 complying with Rule 415 of the Securities Act (the "Registration Statement") registering for resale by Seller (or a pledgee of the shares of Buyer Common Stock which Seller owns) all shares of Buyer Common Stock issued to Seller at the Closing. Contemporaneous with or prior to the issuance by Buyer to Seller of any shares of Buyer Common Stock after the Closing Date pursuant to this Agreement, Buyer shall amend the Registration Statement to include within the Registration Statement all additional shares of Buyer Common Stock so issued to Seller, and shall use its best effort to cause the Registration Statement, as amended, to remain or be declared effective as soon thereafter as practicable. Buyer shall use its best efforts to keep the Registration Statement effective until such times as all shares of Buyer Common Stock registered thereunder have been sold. The provisions of Sections 7.5, 7.6, 7.7 and 7.9 (other than those relating to an underwritten offering) shall apply to the Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement or in the Registration Statement, (i) prior to selling, transferring or otherwise disposing of any of the securities registered by way of the Registration Statement, Seller (or a pledgee of the shares of the Buyer Common Stock owned by Seller) shall notify Buyer of Seller's (or the pledgee's) intent to make such sale, transfer or other disposition and (ii) in the event that Buyer shall have advised Seller (or the pledgee) not later than the next business day following receipt of such notice that there then exists certain material information with respect to Buyer which has not been disclosed publicly and which, but for the effectiveness of such Registered Statement, Buyer would not legally be required to disclose publicly (and which, for a proper business purpose, Buyer has determined not to disclose publicly), Seller (or the pledgee) shall refrain from selling, transferring or otherwise disposing of such securities until Buyer shall have informed it that such information has ceased to be material or has been disclosed publicly; PROVIDED, HOWEVER, that Seller (or the pledgee) shall in no event be required to refrain from selling pursuant to the Registration Statement for more than sixty (60) consecutive days or for more than ninety (90) days in any one hundred eighty (180) day period and, in that regard, to the extent such information continues to be material, Buyer will promptly disclose such information in the manner required by law.

                    (c) In the event that the Registration Statement is not effective on that date which is thirty one (31) days after the Closing Date, Seller may, at its sole option, elect to have the transactions contemplated hereby unwound by providing Buyer with notice thereof within thirty six (36) days after the Closing Date. In the event Seller has provided such notice to Buyer, the parties agree that they shall take all steps necessary to unwind the transactions contemplated hereby.

               4.12 STOCKHOLDERS' APPROVAL. Buyer shall promptly submit this Agreement and the transactions contemplated hereby for the approval of its stockholders at a meeting of stockholders and, subject to the fiduciary duties of the Board of Directors of Buyer under applicable law, shall use its best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby. Such meeting shall be held as soon as practicable following the date upon which the Proxy Statement is mailed.

               4.13 OTHER ACTION. Seller and Buyer shall use their best efforts to cause the conditions to the obligations of the parties set forth in Section 5 which are within their control (other than the conditions contained in Section 5.2(h) which Seller shall have no obligation to satisfy, except on terms which are acceptable to it in its sole discretion) to be satisfied as promptly as practicable, to cause the purchase to be consummated at the earliest practicable date, and to prevent the taking of any action that would result in their respective representations and warranties not being true as of the Closings.

               4.14 FURTHER ACTION. Seller and Buyer shall take all such further action, and execute and deliver such further documents, as may be necessary to carry out the transactions contemplated by this Agreement.

               4.15 EXPENSES. Except as otherwise expressly provided herein, each party to this Agreement shall bear its own respective expenses incurred in connection with the negotiation and preparation of this Agreement, the consummation of the transactions contemplated hereby and in connection with all duties and obligations required to be performed by each of them under this Agreement. Buyer will pay all costs and expenses related to the preparation and mailing of the Proxy Statement.

               4.16 CERTAIN TAX MATTERS.

                    (a) RETURNS. Seller shall have the exclusive obligation and authority to file or cause to be filed all federal, state, local, and foreign Tax Returns that are required to be filed by or with respect to the income, assets, and operations of each of Speech Design and Bogen for all taxable years or other taxable periods ending on or prior to the Closing Date (the "Pre-Closing Periods"). Except as provided in the preceding sentence, Buyer shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed by or with respect to the income, assets, and operations of each of Speech Design and Bogen or any successor thereto after the Closing Date (without regard to extensions). Prior to the filing of any Tax Return with respect to any taxable year or other taxable period beginning before the Closing Date and ending after the Closing Date (the "Overlap Period") and no later than thirty (30) days prior to the due date for filing of such Tax Return, Buyer shall provide Seller and its representative with notice, which notice shall (i) set forth Buyer's calculations regarding the amount of such Taxes which Buyer determines has given rise to a right of indemnification pursuant to Section 4.16(c) in sufficient detail and particularity to enable Seller to verify the amount of the required indemnification; (ii) include a draft of such Tax Return; and (iii) provide Seller access to all records of each of Speech Design and Bogen reasonably necessary to enable Seller and its representatives to evaluate the draft Tax Returns provided with such notice. No later than fifteen (15) days prior to the due date for filing of such Tax Returns, Seller shall notify Buyer of any reasonable objections Seller may have to Buyer's calculations regarding the amount of such Taxes and to any items set forth in such draft return. Buyer and Seller agree to consult and resolve in good faith any such objection, it being understood and agreed that in the absence of any such resolution, any and all such objections shall be resolved in a manner consistent with the past practices with respect to such items.

                    (b) CONTESTS. Seller and its duly appointed representatives shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of taxes of or relating to any liability of Speech Design or Bogen for Taxes for any Pre-Closing Period, and Seller shall be entitled to any Tax refund relating to any Pre-Closing Period; PROVIDED, HOWEVER, that neither Seller nor any of its representatives shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that materially affects or may materially affect the Tax liability of Buyer or any of its affiliates for any taxable year or other taxable period ending after the Closing Date (the "Post-Closing Periods"). Buyer shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any liability of Speech Design or Bogen for Taxes for all Post-Closing Periods; PROVIDED, HOWEVER, that (i) neither Buyer nor any of its representatives shall, without the prior written consent of Seller, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that affects or may materially affect the Tax liability of Seller or any of its affiliates for any Pre-Closing Period or the portion of the Overlap Period ending immediately prior to the Closing Date and (ii) neither Buyer nor any of its representatives shall, without the prior consent of Seller, which consent shall not be unreasonably withheld, enter into any settlement of any contest or otherwise compromise any issue that would require payment by Seller of any amount under Section 4.16(c) unless Buyer shall have waived or caused to be waived for itself and Speech Design or Bogen any right to indemnification for any such amounts from Seller.

                    (c) INDEMNIFICATION. Except to the extent Taxes are reserved for on the Closing Date Balance Sheets of Speech Design or Bogen, and except as otherwise provided in this Section 4.16(c), Seller agrees to indemnify and hold harmless Buyer and its affiliates from and against all Taxes for which Speech Design or Bogen shall be liable (i) for all Pre-Closing Periods, (ii) arising out of the inclusion of Bogen in any consolidated, combined, or unitary group of which Bogen is or was a member on or prior to the Closing Date, and
(iii) with respect to the Overlap Period, for the portion of such taxable year or taxable period up to and including the Closing Date determined on the basis of an interim closing of the books as of the Closing Date. Except as otherwise provided in this Section 4.16(c), Buyer agrees to indemnify and hold harmless Seller from and against all Taxes imposed on or with respect to the post-closing income, assets and operations of Speech Design or Bogen for any taxable period after the Closing Date. Notwithstanding anything to the contrary contained herein, Seller's indemnification obligation to Buyer and its affiliates with respect to Taxes of Speech Design shall be limited to the product of (i) the Speech Design Percentage Ownership, and (ii) the amount of Taxes for which Speech Design is liable and which gives rise to Seller's indemnification obligation pursuant to this Section 4.16(c).

                    (d) TAX BENEFITS. Any payment hereunder shall be net of any Tax benefits for (i) Buyer, Speech Design, Bogen or their affiliates or (ii) Seller or its affiliates, as the case may be.

                    (e) NOTICES. Buyer shall promptly forward to Seller all written notifications and other communications from any taxing authority received by Buyer relating to any pending or threatened Tax audit or other proceeding relating to the Tax liability of Speech Design or Bogen which, if successful, would result in a payment under Section 4.16(c). The failure of Buyer to give Seller such written notice, to the extent Seller is actually prejudiced thereby, if at all, shall excuse Seller from its obligations under
Section 4.16(c) with respect to any increased Tax liability directly or indirectly attributable to any such written notification or other communication.



                    (f) COOPERATION; RECORDS. Seller and Buyer shall cause each of Speech Design or Bogen to provide the requesting party with such assistance as may be reasonably requested by such party in connection with the preparation of any Tax Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes of Speech Design or Bogen, including but not limited to, access to the books and records of Speech Design or Bogen and the affiliates of Speech Design or Bogen. Buyer and Seller acknowledge that any and all information obtained in connection with the preparation of any Tax Return, any audit, or any judicial or administrative proceeding or determination pursuant to Section 4.16(f) is of a confidential nature and that all such information shall be used only for the purposes set forth in the immediately preceding sentence. Each party hereto shall hold and shall cause its consultants, advisors, employees, and affiliates to hold such information received from the other party in strict confidence, unless such information has been published, is a matter of public knowledge or is required to be disclosed by legal process.

               Seller shall, and Buyer shall cause each of Speech Design and Bogen to, retain all Tax Returns, schedules, work papers and all material records or other documents relating to Tax matters of each of Speech Design and Bogen for the first taxable year or other taxable period ending after the Closing Date and for all prior taxable years or other taxable periods until the expiration of all applicable statutes of limitation, and provide the other party with any record or information (including making employees available to such other party for reasonable periods of time) which may be relevant to such Tax Return, audit, proceeding or determination. None of Buyer, Speech Design or Bogen (or any of their affiliates) shall destroy or dispose of or allow the destruction or disposition of any books, records or files relating to the business, properties, assets or operations of Speech Design or Bogen to the extent they pertain to the operations of Speech Design or Bogen on or prior to the Closing Date, without first having offered in writing to deliver such books, records and files to Seller. Buyer, Speech Design and Bogen (and their affiliates) shall be entitled to dispose of the books, records and files described in such notice if Seller shall fail to request copies of such books, records and files within 90 days after receipt of the notice described in the preceding sentence.

                    (g) For purposes of this Agreement (i) "Tax" or "Taxes" shall mean all taxes of any kind whatsoever, including, without limitation, any interest, penalties and additions to tax and (ii) "Tax Return" shall mean all returns, reports and forms required to be filed in respect of Taxes.


          Article 5.     CONDITIONS TO CLOSING.

               5.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER AT BOTH THE FIRST CLOSING AND THE SECOND CLOSING. The obligations of Buyer to consummate the transactions contemplated at each of the First Closing and the Second Closing are subject to the fulfillment, prior to or at the First Closing and the Second Closing, as the case may be, of each of the following conditions (any or all of which may be waived by Buyer):

                    (a) all representations and warranties of Seller to Buyer (as modified by the schedules provided pursuant to Section 3.5) shall be true and correct in all material respects at and as of the time of each of the First Closing and the Second Closing with the same effect as though those representations and warranties had been made again at and as of that time;

                    (b) Seller shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at each of the First Closing and the Second Closing including, without limitation, the deliveries required by Sections 6.2 and 6.4 hereof;

                    (c) Buyer shall have been furnished with a certificate (dated the date of the Closings and in form and substance satisfactory to Buyer), executed by an executive officer of Seller, certifying to the fulfillment of the conditions specified in Sections 5.1(a) and 5.1(b);

                    (d) Buyer shall have been furnished with an opinion of Klehr, Harrison, Harvey, Branzburg & Ellers, counsel to Seller, which opinion shall be customary for transactions of this type and shall be acceptable to Buyer;

                    (e) there shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof;

                    (f) Buyer and Seller shall have obtained all consents, authorizations or approvals from all applicable third parties and all foreign and domestic governmental agencies and self-regulatory organizations required, necessary or desirable for completion of the transactions contemplated by this Agreement (including, without limitation, the approval of Buyer's stockholders) in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked. Any applicable waiting periods under the HSR Act, applicable to the transactions contemplated hereby shall have expired or been terminated; and

                    (g) All claims, liens, security interests and other encumbrances set forth on SCHEDULES 3.2(c) or 3.3(c) (the "Liens") shall have been released, other than the Bogen Permitted Lien.

                5.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AT BOTH THE FIRST CLOSING AND THE SECOND CLOSING. The obligations of Seller to consummate the transactions contemplated at each of the First Closing and the Second Closing are subject to the fulfillment, prior to or at the First Closing and the Second Closing, as the case may be, of each of the following conditions (any or all of which may be waived by Seller):

                    (a) all representations and warranties of Buyer to Seller (as modified by the schedules provided pursuant to Section 3.5) shall be true and correct in all material respects at and as of the time of each of the First Closing and the Second Closing with the same effect as though such representations and warranties had been made again at and as of that time;

                    (b) Buyer shall have performed and complied with all obligations and covenants required by this Agreement to be performed or complied with by it prior to or at each of the First Closing and the Second Closing including, without limitation, the deliveries required by Sections 6.1 and 6.3 hereof and the covenant set forth in Section 4.11(b);

                    (c) Seller shall have been furnished with a certificate (dated the date of the Closings and in form and substance satisfactory to Seller) executed by an executive officer of Buyer certifying to the fulfillment of the conditions specified in Sections 4.2(a) and 5.2(b);

                    (d) Seller shall have been furnished with an opinion of Weil, Gotshal & Manges, counsel to Buyer, which opinion shall be customary for transactions of this type and shall be acceptable to Seller;

                    (e) there shall be no litigation or any proceeding by or before any governmental agency or instrumentality pending or threatened against any party hereto that seeks to restrain or enjoin or otherwise questions the legality or validity of the transactions contemplated by this Agreement or which seeks substantial damages in respect thereof;

                    (f) Buyer and Seller shall have obtained all consents, authorizations or approvals from all applicable third parties, and foreign and domestic governmental agencies and self-regulatory organizations required, necessary or desirable for completion of the transactions contemplated by this Agreement (including, without limitation, the approval of Buyer's stockholders) in each case in form and substance reasonably satisfactory to Seller, and no such consent, authorization or approval shall have been revoked. Any applicable waiting periods under the HSR Act, applicable to the transactions contemplated hereby shall have expired or been terminated;

                    (g) All Liens shall have been released on terms acceptable to Seller in its sole discretion, other than the Bogen Permitted Lien; PROVIDED, HOWEVER, that any Lien for the benefit of S.C. Fundamental Value

Fund, L.P., SC Fundamental Value BVI, Ltd., or any of their affiliates shall have been released regardless of whether the terms of such release are acceptable to Seller;

                    (h) The Buyer shall have consummated a private placement for minimum gross proceeds of $3,000,000 and shall have received a bridge loan, on terms reasonably acceptable to Seller, of at least $100,000;

                    (i) GKN Securities Corp. shall have waived its right to require its consent in connection with a call for redemption by Buyer of any or all Buyer Warrants; and
                    (j) The Voting Agreement shall have been executed and delivered by the other parties thereto.

               5.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES AT THE SECOND CLOSING; RECISION. In addition to the conditions set forth in Sections
5.1 and 5.2 hereof, the obligations of each of Buyer and Seller to consummate the transactions contemplated at the Second Closing shall be subject to the consummation of the transactions contemplated at the First Closing. It is contemplated that the Closings will occur on the same date; PROVIDED, HOWEVER, in the event that the Second Closing is not consummated within one (1) business day after consummation of the First Closing, upon the written request of either Buyer or Seller to the other, the parties agree that they shall take all actions necessary to unwind the transactions consummated at the First Closing.

          Article 6.     DELIVERIES AT THE CLOSINGS.

               6.1 DELIVERIES BY SELLER AT THE FIRST CLOSING. At the First Closing, Seller shall deliver, or cause to be delivered, to Buyer the following (which deliveries shall be deemed to be held in escrow pending the consummation of the Second Closing):

                    (a) a stock certificate or certificates representing the Speech Design Shares or such other documents satisfactory to Buyer and its counsel evidencing the transfer of the Speech Design Shares, which such shares shall be free and clear of any security interest, claim or encumbrance, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

                    (b) a copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and a certificate of Seller's secretary or assistant secretary, dated the date of the First Closing, to the effect that those resolutions were duly adopted and are in full force and effect;

                    (c)  the certificate referred to in Section 5.1(c);

                    (d)  the opinion referred to in Section 5.1(d); and

                    (e) the Voting Agreement, unless waived by Seller as a condition to the Closing.

               6.2 DELIVERIES BY BUYER AT THE FIRST CLOSING. At the First Closing, Buyer shall deliver, or cause to be delivered, to Seller the following (which deliveries shall be deemed to be held in escrow pending the consummation of the Second Closing):

                    (a) a stock certificate or certificates for the aggregate number of shares of Buyer Common Stock issuable to Seller as calculated in accordance with Section 2.2(a)(ii), registered in Seller's name, free and clear of all restrictive legends and any security interest, claim or encumbrance;

                    (b)   evidence of the wire transfer required by Section
2.3(a);

                    (c) a copy of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the date of the First Closing, to the effect that those resolutions were duly adopted and are in full force and effect;

                    (d)  the certificate referred to in Section 5.2(c);

                    (e)  the opinion referred to in Section 5.2(d); and

                    (f) a dollar amount in immediately available funds equal to the amount specified in Section 4.9; and

                    (g)  the Voting Agreement.

               6.3 DELIVERIES BY SELLER AT THE SECOND CLOSING. At the Second Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

                    (a) a stock certificate or certificates representing the Bogen Shares, free and clear of any security interest, claim or encumbrance (other than the Bogen Permitted Lien), duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

                    (b) a copy of resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and a certificate of Seller's secretary or assistant secretary, dated the date of the Second Closing, to the effect that those resolutions were duly adopted and are in full force and effect;

                    (c)  the certificate referred to in Section 5.1(c); and

                    (d)  the opinion referred to in Section 5.1(d).

               6.4 DELIVERIES BY BUYER AT THE SECOND CLOSING. At the Second Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

                    (a) a stock certificate or certificates for the aggregate number of shares of Buyer Common Stock issuable to Seller as calculated in accordance with Section 2.2(b)(ii), registered in Seller's name, free and clear of all restrictive legends and any security interest, claim or encumbrance;

                    (b)  evidence of the wire transfer required by Section
2.3(b);

                    (c) a copy of resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer, and a certificate of its secretary or assistant secretary, dated the date of the Second Closing, to the effect that those resolutions were duly adopted and are in full force and effect;

                    (d)  the certificate referred to in Section 5.2(c); and

                    (e)  the opinion referred to in Section 5.2(d).


          Article 7. REGISTRATION RIGHTS. Buyer covenants and agrees as follows:

               7.1  DEFINITIONS.  For purposes of this Section 7:

                    (a) The term "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

                    (b) The term "Registrable Securities" means (i) the shares of Buyer Common Stock issuable or issued to Seller in connection with this Agreement, (ii) the shares of Buyer Common Stock issuable upon conversion or exercise of all securities issuable or issued pursuant to this Agreement, and
(iii) the shares of Buyer Common Stock issuable or issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of securities issued to Seller pursuant to this Agreement, other than such shares of Buyer Common Stock which at the time of determination may be sold pursuant to and are included in an effective registration statement.

                    (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Buyer Common Stock outstanding which are, and the number of shares of Buyer Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities; and

                    (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities.

               7.2  REQUEST FOR REGISTRATION.

                    (a) If, at any time on or after October 15, 1997 (or such earlier date as provided in Section 4.5(b) hereof), Buyer shall receive a written request from Holders of Registrable Securities that Buyer file a registration statement under the Securities Act covering the registration of at least twenty five percent (25%) of such Registrable Securities then outstanding, then Buyer shall use its best efforts to effect as soon as practicable, after the receipt of such request, the registration under the Securities Act of such Registrable Securities which the Holders request to be registered. Without the prior written consent of the Holders requesting a registration, neither Buyer nor any other person other than the Holders shall be entitled to include shares in the registrations made under this Section 7.2.

                    (b) Buyer is obligated to effect only three such registrations pursuant to this Section 7.2.

                    (c) Notwithstanding the foregoing, if Buyer shall furnish to Holders requesting a registration statement pursuant to this Section 7.2 a certificate signed by the Chief Executive Officer of Buyer stating that in the good faith judgment of the board of directors of Buyer it would be seriously detrimental to Buyer and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, Buyer shall have the right to defer such filing for a period of not more than 60 days after receipt of the request of the Holders; PROVIDED, HOWEVER, that Buyer may not utilize this right more than once in any twelve month period.

               7.3 COMPANY REGISTRATION. If (but without any obligation to do so) Buyer proposes at any time on or after October 15, 1997 (or such earlier date as provided in Section 4.5(b) hereof) to register (including for this purpose a registration effected by Buyer for shareholders other than the Holders) any shares of its capital stock or other securities under the Securities Act (other than a registration relating solely to the sale of securities to participants in a Buyer stock plan, or a registration on any form which does not include substantially the same information, other than information related to the selling shareholders or their plan of distribution, as would be required to be included in a registration statement covering the sale of the Registrable Securities), Buyer shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by Buyer, Buyer shall, subject to the provisions of Section 7.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be so registered.

               7.4 REGISTRATION S-3. If Buyer shall receive at any time on or after October 15, 1997 (or such earlier date as provided in Section 4.5(b) hereof) a written request from any Holder that Buyer effect a registration on Form S-3 and any related qualification or compliance, with respect to all or a part of such Registrable Securities owned by such Holder, Buyer will, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested as would permit or facilitate the sale and distribution of all or such portion of such Holder's Registrable Securities as is specified in such request; PROVIDED, HOWEVER, that Buyer shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 7.4: (i) if Form S-3 is not then available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of Buyer entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters, discounts or commissions) of less than $500,000; (iii) if Buyer shall furnish to the Holders a certificate signed by the Chief Executive Officer of Buyer stating that in the good faith judgment of the Board of Directors of Buyer, it would be seriously detrimental to Buyer and its stockholders for such Form S-3 registration to be effected at such time, in which event Buyer shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after the first receipt of the request of the Holder or Holders under this Section 7.4; PROVIDED, HOWEVER, that Buyer shall not utilize such right of deferral more than once in any twelve month period; (iv) if Buyer has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 7.4; or (v) in any particular jurisdiction in which Buyer would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. Without the prior written consent of the Holders requesting a registration, neither Buyer nor any other person other than Holders shall be entitled to include shares in an underwritten registration made under this Section 7.4.

               7.5 OBLIGATIONS OF BUYER. Whenever required under this Section 7 to effect the registration of any Registrable Securities, Buyer shall, as expeditiously as reasonably possible:

                    (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred eighty (180) days or, in the case of any registration statement on Form S-3, until such time as the shares covered by such registration statement are sold in accordance with the plan of distribution set forth therein.

                    (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

                    (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                    (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that Buyer shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                    (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                    (f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                    (g) In the case of an underwritten public offering, furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 6, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 7 (i) an opinion, dated such date, of the counsel representing Buyer for the purposes of such registration, in such form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of Buyer, in such form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

               7.6 FURNISH INFORMATION. It shall be a condition precedent to the obligations of Buyer to take any action pursuant to this Section 7 with respect to the Registrable Securities of any selling Holder that such Holder shall have furnished to Buyer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.

               7.7 EXPENSES OF REGISTRATION. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to this Section 7, including without limitation all registration, filing and qualification fees, printers and accounting fees and fees and disbursements of counsel for Buyer shall be borne by Buyer; PROVIDED, HOWEVER, in the event Buyer includes in any registration statement shares for sale for its own account, it shall pay the pro rata portion of any underwriting discounts and commission attributable to such securities for its own account. Notwithstanding the immediately preceding sentence, Buyer shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 7.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all Holders participating in such withdrawn registration shall bear such expenses pro rata), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 7.2; PROVIDED, HOWEVER, that if at the time of such withdrawal the Holders have learned of a material adverse change in the condition, business, or prospects of Buyer from that known to the Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 7.2

               7.8 UNDERWRITING REQUIREMENTS; CUTBACK. In connection with any offering involving an underwriting of shares being issued by Buyer, Buyer shall not be required under Section 7.3 to include any of the Holders' securities in such underwriting unless they accept the customary and reasonable terms of the underwriting as agreed upon between Buyer and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by Buyer. If the total amount of securities, including Registrable Securities, requested to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then Holders may include in the offering only that number of such Registrable Securities which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Holders according to the total amount of securities entitled to be included therein owned by each Holder or in such other proportions as shall mutually be agreed to by such Holders); PROVIDED, HOWEVER, Registrable

Securities shall be excluded from such offering only to the extent that no securities other than those sold for the account of Buyer and other Registrable Securities are included in such offering.


               7.9 INDEMNIFICATION AND CONTRIBUTION. In the event any Registrable Securities are included pursuant to a registration statement under this Section 7:

                    (a) To the extent permitted by law, Buyer will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities
Act) and each person if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they or any of them may become subject under the Securities Act, the Exchange Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus (but only if such is not corrected in the final prospectus) contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading (but only if such is not corrected in the final prospectus), or (iii) any violation or alleged violation by Buyer in connection with the registration of Registrable Securities under the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and Buyer will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this Section 7.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Buyer (which consent shall not be unreasonably withheld), nor shall Buyer be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                    (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless Buyer, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls Buyer within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 7.9(b), in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 7.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this Section 7.9(b) exceed the net proceeds from the offering received by such Holder.

                    (c) Promptly after receipt by an indemnified party under this Section 7.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 7.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 7.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 7.9.

                    (d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 7.9(a) is applicable but for any reason is held to be unavailable from Buyer with respect to all Holders or any Holder, Buyer and the Holder or Holders, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted) to which Buyer and one or more of the Holders may be subject in such proportion as is appropriate to reflect the relative fault of Buyer on the one hand, and the

Holder or Holders on the other, in connection with statements or omissions which resulted in such losses, claims, damages or liabilities. Notwithstanding the foregoing, no Holder shall be required to contribute any amount in excess of the net proceeds received by such Holder from the Registrable Securities as the case may be, sold by such Holder pursuant to the registration statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each person, if any, who controls a Holder within the meaning of the Securities Act shall have the same rights to contribution as such Holder.

                    (e)  The obligations of Buyer and Holders under this Section
7.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 7 or otherwise.

               7.10 AMENDMENT OF REGISTRATION RIGHTS.  Any provision of this
Section 7 may be amended or the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyer and the Holders of a majority of the Registrable Securities then outstanding. An amendment or waiver effected in accordance with this Section shall be binding upon each Holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future Holder of all such securities, and Buyer.

          Article 8.     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

               8.1 SURVIVAL. All statements contained in any certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by Seller to Buyer with the same force and effect as if contained in this Agreement. All representations, warranties and agreements made by Seller shall survive the Closings for a period of one (1) year, notwithstanding any investigation at any time made by or on behalf of Buyer. All statements contained in any certificate or other instrument delivered by or on behalf of Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by Buyer to Seller with the same force and effect as if contained in this Agreement. All representations, warranties and agreements made by Buyer shall survive the Closings for a period of one (1) year, notwithstanding any investigation at any time made by or on behalf of Seller.

               8.2 INDEMNIFICATION. Except as otherwise provided in Section 4.16: (a) Seller shall indemnify and hold harmless Buyer against any loss, liability, damage or expense (including reasonable counsel fees) that Buyer may suffer, sustain or become subject to as a result of any breach of any representation, warranty or agreement, or any misrepresentation, made by Seller; PROVIDED, HOWEVER, the parties acknowledge and agree that Seller's liability for any such breach which affects or has the result of overstating the financial or other condition of Speech Design shall be limited to the product of (i) the Speech Design Percentage Ownership and (ii) the amount of such overstatement. Buyer shall indemnify and hold harmless Seller against any loss, liability, damage or expense (including reasonable counsel fees) that Seller may suffer, sustain or become subject to as a result of any breach of any representation, warranty or agreement, or any misrepresentation, made by Buyer. Buyer, on the one hand, or Seller, on the other hand, shall have no liability (for indemnification or otherwise) with respect to any representation or warranty (i) unless, on or prior to that date which is one (1) year after the Closing Date, Buyer or Seller, as the case may be, has received written notice of the inaccuracy or breach giving rise to a right of indemnity, or (ii) to the extent any inaccuracy or breach was disclosed to the other party prior to the Closings.

                    (b)  Notwithstanding anything to the contrary contained in
Section 8.2(a), in no event shall the aggregate liability of Seller with respect to the indemnity provided herein exceed a dollar amount equal to the sum of (i) the Initial Cash Payment less the amount of Bogen Debt, and (ii) the quotient obtained by dividing (x) the total number of shares of Buyer Common Stock issued to Seller pursuant to Sections 2.3(a) and 2.3(b) by (y) the Initial Stock Price.

               8.3 CONDITIONS OF INDEMNIFICATION. Except as otherwise provided in Section 4.16, the respective obligations and liabilities of a party from whom indemnification is sought (an "Indemnifying Party") to a party seeking indemnification (an "Indemnified Party") under Section 8.2 shall be subject to the following terms and conditions:

                    (a) Within fifteen (15) days after receipt of notice of commencement of any action or the assertion of any claim by a third party (but in any event at least ten days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party.

                    (b) If the Indemnifying Party, by the fifteenth day after receipt of notice of any such claim (or, if earlier, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; PROVIDED, HOWEVER, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld; and PROVIDED FURTHER that the Indemnifying Party shall have the right to assume the defense of such claim with counsel of its own choosing at any time prior to settlement, compromise or final determination thereof.

                    (c)  Notwithstanding anything to the contrary in this
Section 8.3, if there is a reasonable probability that a claim may materially adversely affect the Indemnifying Party other than as a result of money damages or other money payments, the Indemnifying Party shall have the right, at its own cost and expense, to compromise or settle such claim, but the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

                    (d) In connection with any such indemnification, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

               8.4 PARTICIPATION IN DEFENSE OF CLAIM. If any claim is made against Buyer that, if sustained, would give rise to a liability of Seller under
Section 8.2, Buyer shall promptly cause notice of the claim to be delivered to Seller and shall afford Seller and its counsel, at its own expense, the opportunity to join in defending or compromising the claim. If any claim is made against Seller that, if sustained, would give rise to a liability of Buyer under Section 8.2, Seller shall promptly cause notice of the claim to be delivered to Buyer and shall afford Buyer and its counsel, at Buyer's own expense, the opportunity to join in defending or compromising the claim.

          Article 9.      TERMINATION.

               This Agreement may be terminated by Buyer or Seller by notice to the other if (a) at any time prior to the date of the Closings any event shall have occurred or any state of facts shall exist that renders any of the conditions to its or their obligations to consummate the transactions contemplated by this Agreement incapable of fulfillment or (b) on October 7, 1995 if the Closings have not occurred. Following termination of this Agreement no party shall have liability to another party relating to such termination, other than any liability resulting from the breach of this Agreement by a party prior to the date of termination.


          Article 10.     MISCELLANEOUS.

               10.1 FINDERS. The parties to this Agreement respectively represent and warrant to each other that they have not employed or utilized the services of any broker or finder in connection with this Agreement or the transactions contemplated by it.

               10.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware applicable to agreements made and to be performed in Delaware.

               10.3 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by registered mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice to the other parties pursuant to this provision):

                    (a)  if to Seller, to:

                         Geotek Communications, Inc.
                         20 Craig Road
                         Montvale, New Jersey  07645
                         Attention:     Andrew Siegel, General Counsel
                         with a copy to:

                         Leonard M. Klehr
                         Klehr, Harrison, Harvey, Branzburg & Ellers
                         1401 Walnut Street
                         Philadelphia, Pennsylvania  19102


                    (b)  if to Buyer, to:

                         c/o Joram Rosenfeld
                         101 E. 52nd Street, 11th Floor
                         New York, New York  10022

                         with a copy to:

                         David P. Stone
                         Weil, Gotshal & Manges
                         767 Fifth Avenue
                         New York, New York 10153-0119

               10.4 SEPARABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

               10.5 WAIVER. Buyer may waive compliance by Seller, and Seller may waive compliance by Buyer, with any provision of this Agreement. Any waiver must be in writing.

               10.6 PUBLICITY. Unless required by law, neither Buyer nor Seller shall issue any press release or public announcement of any kind concerning the transactions contemplated by this Agreement without the prior written consent of the other parties.

               10.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the immediately preceding sentence, other than as contemplated in Section 4.5 hereof, neither this Agreement nor any right hereunder may be assigned by a party without the prior written consent of the other parties hereto, except (i) that a party may assign any or all of its rights hereunder to a wholly owned subsidiary of such party so long as such party remains liable for all of its obligations to be performed hereunder, and
(ii) Seller may assign its rights pursuant to Article 7 hereof to any purchaser of five percent (5%) or more of the Registrable Securities outstanding at such time.

               10.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall together constitute one and the same instrument.

               10.9 AMENDMENT. This Agreement may be amended only by written instrument executed by each of the parties hereto.

               10.10 ENTIRE AGREEMENT. This Agreement (with its schedules and exhibits) contains, and is intended as, a complete statement of all the terms of the arrangements among the parties with respect to the matters provided for, supersedes any previous agreements and understandings among the parties with respect to those matters.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                              GEOTEK COMMUNICATIONS, INC.



                              BY:  /S/ YORAM BIBRING
                                 --------------------------------
                                 YORAM BIBRING

                              EUROPEAN GATEWAY ACQUISITION CORP.



                              BY:  /S/ JORAM D. ROSENFELD
                                 --------------------------------
                                 JORAM D. ROSENFELD

                       EUROPEAN GATEWAY ACQUISITION CORP.
                               C/O JORAM ROSENFELD
                        101 EAST 52ND STREET, 11TH FLOOR
                            NEW YORK, NEW YORK 10022



                                  May 10, 1995



Geotek Communications, Inc.
20 Craig Road
Montvale, New Jersey 07645
Attention:  Andrew Siegel, General Counsel

Dear Sirs:

     Reference is made to the Stock Purchase Agreement, dated April 6, 1995 (the "Agreement"), between Geotek Communications, Inc. and European Gateway Acquisition Corp. All of the terms utilized hereinbelow which are defined in the Agreement shall, when so utilized, have the respective meanings ascribed thereto in the Agreement.

     Notwithstanding anything to the contrary set forth in the Agreement, Seller and Buyer hereby agree as follows:

     a. The term "Initial Cash Payment", as defined in Section 1.1 of the Agreement, shall be, and hereby is, amended to read in its entirety as follows:

     "Initial Cash Payment" shall mean the amount (whether or not paid in cash) equal to (i) the sum of (x) the amount of Buyer's Trust Fund as of the Closing Date and (y) $3,000,000, less (ii) the expenses incurred by Buyer in connection with the issuance and delivery of this Agreement and the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that such amount shall not be greater than $10,000,000.

     b. Up to $3,000,000 of the combined dollar amount of cash payable by Buyer to Seller at the First Closing and the Second Closing pursuant to Sections 2.2(a)(i), 2.2(b)(i), 2.3(a)(i) and 2.3(b)(i) of the Agreement may be paid to Seller by the execution and delivery by Buyer on the Closing Date of two promissory notes (one with respect to the First Closing and the other with respect to the Second Closing) payable to Seller (the "Buyer Notes") in the form annexed hereto as EXHIBIT A. The following terms, when utilized in the Buyer Notes, shall have the respective meanings set forth below:

          i) "Borrowing Rate" shall mean the rate of interest payable from time to time on the indebtedness to CIT Group/Credit Finance, Inc. referred to in Section 4.3(b) of the Agreement or on any indebtedness incurred to refinance such indebtedness.

          ii) The "Market Price" of shares of Buyer Common Stock, as of any date, shall mean the average of the Closing Prices of such shares during the 20 Trading Days next preceding such date.

     c. For all purposes of the Agreement (including, without limitation for purposes of determining the amount of Adjustment Income and, therefore, the amount of Adjusted Value and for purposes of preparing the Adjustment Income Statements), in addition to any other applicable adjustments, the sum of the Pre-Tax Income of Bogen and the Pre-Tax Income of Speech Design shall be increased by an amount equal to the aggregate amount of all interest expenses included in the financial statements of Buyer and relating to the Buyer Notes for the period in respect of which such income is determined.

     d. The date by which all schedules to the Agreement must be delivered, as set forth in Section 3.5 of the Agreement, shall be May 30, 1995, in lieu of April 30, 1995.

     e. The Buyer Private Placement referred to in Section 4.2(a) of the Agreement shall not be undertaken or consummated by Buyer. However, subsequent to the Closing Date, Buyer will seek to raise approximately $3 million through the sale of equity securities of Buyer. Seller agrees that both Seller and the Seller's designees to the Board of Directors of Buyer will support such transaction provided that the sale price of any equity securities issued by Buyer in connection therewith shall equal not less than 90% of the market value of such securities at the time of the authorization of their issuance by Buyer.

     f. All shares of Buyer Common Stock issued upon conversion, in whole or in part, of the Buyer Note shall be deemed Registrable Securities within the meaning of Section 7.1(b) of the Agreement.

     g. Buyer represents that the total amount of funds in the Buyer Trust Fund as of the date hereof is at least $7,986,849 and that such amount plus interest accrued thereon from the date hereof to the Closing Date, less expenses incurred in connection with the transactions contemplated hereby, will be available for delivery to Seller at the Closings.

     Please acknowledge your agreement to the foregoing in the space provided for that purpose hereinbelow.


                                              EUROPEAN GATEWAY ACQUISITION CORP.


                                              By:  /s/ Authorized Officer
                                                  ---------------------------


Agreement acknowledged as of
the date first written above.

GEOTEK COMMUNICATIONS, INC.


By:  /s/ Authorized Officer
- ---------------------------

                                                                       EXHIBIT A
                             FORM OF PROMISSORY NOTE


$_________                                                        [Closing Date]


          FOR VALUE RECEIVED, the undersigned EUROPEAN GATEWAY ACQUISITION CORP. ("Buyer") hereby promises to pay to GEOTEK COMMUNICATIONS, INC. ("Seller"), on [the date which is eighteen months following the Closing Date], the principal amount of _____ _______ DOLLARS ($_________) and to pay interest on the principal amount hereof outstanding from time to time, quarterly in arrears (on the __ day of _______, _______, _______ and _______) and upon repayment in full, at a rate per annum equal to the Borrowing Rate (as defined in the Letter Agreement referred to below) plus 2%; PROVIDED, HOWEVER, that, following and during the continuation of any default by Buyer in respect of any of its obligations hereunder, the rate of interest payable hereunder per annum shall be such Borrowing Rate plus 5%, provided that no interest hereunder shall accrue at a rate in excess of the maximum amount of interest then permitted by law.

          So long as any portion of the principal amount hereof shall be outstanding, Seller shall have the right, exercisable at its sole option at any time and from time to time by written notice to Buyer, to convert all or any portion of such outstanding principal amount into fully-paid and non-assessable shares of Buyer Common Stock at the following conversion price (the "Conversion Price") per share of Common Stock:



                                             The Conversion Price per share
                                             shall be the following
               If notice of conversion       percentage of the Market Price
               is delivered to Buyer at      (as defined in the Letter
               any time                      Agreement):
               ------------------------      -------------------------------

               From the date hereof through
                (6 months thereafter)  . . . . . . . . . 100%

               From [the 6 month-date]
                 through [9 months after the
                 date hereof]  . . . . . . . . . . . . . 85%

               From [the 9 month-date]
                 through 12 months after the
                 date hereof]  . . . . . . . . . . . . . 82.5%

               From [the 12-month date]
                 through 15 months after
                 the date hereof]  . . . . . . . . . . . 80%



               From [the 15 month date
                 through 18 months after
                 the date hereof]  . . . . . . . . . . . 75%

               After any time subsequent to
                 [the 18-month date] . . . . . . . . . . 65%

The number of shares of Buyer Common Stock issuable upon the conversion of any portion of the outstanding principal amount hereof shall be the number obtained by dividing (a) the outstanding principal amount then converted by (b) the Conversion Price then in effect. Simultaneously with the issuance of such shares to Seller upon such conversion, Buyer shall pay to Seller an amount equal to the total of all interest which shall have accrued hereunder, but shall not have theretofore been paid to Seller, through the date of such conversion on the portion of the principal amount then converted.

          Buyer shall have the right, exercisable at its sole option at any time and from time to time upon not less than 10 days prior written notice to Seller, to prepay all or any portion of the outstanding principal amount hereof. Any such prepayment shall be accompanied by payment in full of all accrued but unpaid interest on the portion of such principal amount then prepaid.

          This Promissory Note is one of the two "Buyer Notes" referred to in the letter agreement, dated May __, 1995, between Buyer and Seller (the "Letter Agreement") and is being issued as partial payment for the amounts owed by Buyer to Seller at the [First/Second] Closing. All notices hereunder shall be given in the manner and shall be deemed given as provided in Section 10.3 of the Agreement (as defined in the Letter Agreement).

          Each of the following shall be an "Event of Default" hereunder:
(1) the non-payment of any amount payable under any Buyer Note, and the failure by Buyer to cure such non-payment within thirty (30) days of receipt of written notice of any such non-payment; (2) the non-payment by Buyer of the Buyer Obligation (as defined in the Agreement), and the failure by Buyer to cure such non-payment within thirty (30) days of receipt of written notice of any such non-payment; and (3) if Buyer becomes insolvent or makes an assignment for the benefit of creditors, or if any petition is filed by or against Buyer under any provision of any state or federal law or statute alleging that Buyer is insolvent or unable to pay debts as they mature or under any provision of the Federal Bankruptcy Act as amended.

          Upon the occurrence of any Event of Default, Seller may accelerate the maturity of this Promissory Note and demand immediate payment of all outstanding principal and accrued interest thereon. Upon the occurrence of any Event of Default or an event which, but for the passage of time, would constitute an Event of Default, Seller may set off any amounts due and payable hereunder against amounts which Seller would otherwise be obligated to pay Buyer pursuant to the Agreement.

          In the event that Seller engages an attorney to represent it in connection with (1) any alleged default by Buyer under this Promissory Note,
(2) the enforcement of any of Seller's rights and remedies hereof, (3) any bankruptcy or other insolvency proceedings commenced by or against Buyer and/or
(4) any litigation arising out of or related to any of the foregoing, then Buyer shall be liable to and shall reimburse Seller for all reasonable attorneys' fees, costs and expenses incurred by Seller. Buyer shall also be liable and shall also reimburse Seller for all other reasonable costs and expenses incurred by Seller in connection with the enforcement of any of Buyer's obligations under this Promissory Note.

          This Promissory Note shall be governed and construed in accordance with the laws of the State of New York and the United States of America, from time to time in effect, and all amounts payable hereunder shall be payable in lawful money of the United States of America.

          The Buyer hereby waives resentment for payment, demand, notice of dishonor and protest of this Promissory Note and further agrees that this Promissory Note shall be deemed to have been made under the laws of the State of New York in all respects, including construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as Seller may consent thereto in writing duly signed for and on its behalf.

          The rights and privileges of Seller under this Promissory Note shall inure to the benefit of its successors and assigns. All representations, warranties and agreements of Buyer made in connection with this Promissory Note shall bind Buyer's successors and assigns. If any provision of this Promissory Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Promissory Note shall be construed as if such invalid or unenforceable provision had never been contained herein. The waiver of any Event of Default or the failure of Seller to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or of Seller's right to exercise that or any other right or remedy to which Seller is entitled.

          IN WITNESS WHEREOF, Buyer has hereunto set its hand on the date first set forth above.

                                              EUROPEAN GATEWAY ACQUISITION CORP.



                                              By:
                                                 --------------------------

                       EUROPEAN GATEWAY ACQUISITION CORP.
                               C/O JORAM ROSENFELD
                        101 EAST 52ND STREET, 11TH FLOOR
                            NEW YORK, NEW YORK 10022


                                May 10, 1995


Geotek Communications, Inc.
20 Craig Road
Montvale, New Jersey 07645
Attention:  Andrew Siegel, General Counsel

Dear Sirs:

          Reference is made to the Stock Purchase Agreement, dated April 6, 1995 and as amended by a letter agreement, dated May 10, 1995 (the "Agreement"), between Geotek Communications, Inc. and European Gateway Acquisition Corp. All of the terms used herein which are defined in the Agreement shall, when so used, have the respective meanings ascribed thereto in the Agreement.

          As additional consideration for the consummation of the transactions set forth in the Agreement, Buyer hereby agrees to issue to Seller at the Closings 200,000 warrants to purchase shares of Buyer Common Stock which warrants shall have the same terms and conditions as the Buyer Warrants.

          Please acknowledge your agreement to the foregoing in the space provided for that purpose below.

                                              EUROPEAN GATEWAY ACQUISITION CORP.


                                              By:  /s/ Authorized Officer
                                                 ---------------------------

Agreement acknowledged as of
the date first written above.

GEOTEK COMMUNICATIONS, INC.



By:  /s/ Authorized Officer
   -------------------------